Filed Pursuant to Rule 424(b)(3)

Registration No. 333-298090

PROSPECTUS

Jones Soda Co.

8,795,472 Shares of Common Stock

This prospectus relates to the resale by certain selling shareholders of Jones Soda Co., a Washington corporation (the “Company”), identified in this prospectus of up to 8,795,472 (the “Resale Shares”) of the Company’s common stock, no par value (“Common Stock”), including 2,931,822 Resale Shares issuable upon exercise of outstanding warrants. All of the Resale Shares were purchased from the Company in a private placement transaction and are being offered for resale by the selling shareholders only.

The Resale Shares may be sold by the selling shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this prospectus.

The prices at which the selling shareholders may sell the Resale Shares will be determined by the prevailing market price for shares of the Company’s common stock or in privately negotiated transactions. The Company will not receive any proceeds from the sale of the Resale Shares by the selling shareholders.

The Company will bear all costs relating to the registration of the Resale Shares, other than any selling shareholder’s legal or accounting costs or commissions.

Currently, our common stock is quoted on the OTCQB under the symbol “JSDA”, and on the Canadian Securities Exchange (“CSE”) under the symbol “JSDA.” On August 11, 2026, the last reported sale price of our common stock on the OTCQB and CSE was $0.33 and $0.42 per share, respectively.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2026.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as to any portion of any future report or document that is not deemed filed under such provisions:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended pursuant to the Company’s Annual Report on Form 10-K/A filed with the SEC on April 30, 2026 and the Company’s Annual Report on Form 10-K/A filed with the SEC on May 22, 2026;
2.	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the SEC on May 14, 2026;
3.	The Company’s Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) filed with the SEC on January 23, 2026, April 2, 2026, July 10, 2026, July 15, 2026, July 28, 2026 and August 11, 2026;
4.	The description of the Company’s common stock contained in its Registration Statement on Form 8-A (File No. 00049803) filed with the SEC on May 7, 2002, as amended on March 20, 2003 (File No. 000-28820), under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (206) 624-3357 or by writing to us at the following address:

Jones Soda Co.

1522 Western Avenue, Suite 24150

Seattle, Washington 98101

Attention: Secretary

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should carefully read the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included or incorporated by reference in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute in the United States and Canada through our network of independent distributors, directly to our national and regional retail accounts and directly to consumers through e-commerce. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We also sell products in select international markets. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels and other items, and we license our trademarks for use on products sold by other manufacturers.

Our company is a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 1522 Western Ave, Suite 24150, Seattle, WA 98101. Our telephone number is (206) 624-3357.

Products

Our strategy is to evolve from a craft soda company (Jones Soda) to a diverse beverage company covering additional growing market segments including modern soda (Pop Jones) and the alternative adult beverages (Mary Jones and Spiked Jones). Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. Over one million photos have been submitted to us. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Berry Lemonade, Root Beer and Orange & Cream.

Pop Jones (Modern Soda market segment)

We continue to see a growing market in our health focused soda brands, which we consider to be the “modern soda” market. Recent growth by industry competitors such as Poppi and Olipop have proven the growing consumer demand for this market segment. In 2024, Jones launched its Pop Jones product lines to capitalize on this growing market opportunity.

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Mary Jones and Spiked Jones (Alternative Adult Beverages market segment)

Hemp-derived Delta-9 THC Products

Jones started offering its hemp-derived Delta-9 THC products in 2024 through the Mary Jones brand, including with a line of four flavors of Mary Jones hemp-derived sodas. Since that time, Mary Jones has expanded its portfolio to include three flavors of 10mg Mary Jones shooters, four flavors of Mary Jones gummies, and a line of Mary Jones zero sugar sodas. We further believe Mary Jones is uniquely positioned to lead in this emerging category. Backed by over two decades of brand equity from Jones Soda, we believe we offer an instantly recognizable name, a loyal consumer base, and a proven reputation for flavor innovation and quality. Although we believe there is currently a growing market for these products as consumers continue to migrate away from traditional beer and wine products, on November 12, 2025, the federal spending legislation passed to reopen the U.S. federal government contained a provision, which when implemented, would materially alter the federal treatment of hemp-derived products by prohibiting the unregulated sale of intoxicating hemp-based or hemp-derived products (including HD9 products), while also capping legal hemp products at 0.4 milligrams of total THC (and similar-effect cannabinoids) per product. The Company believes that when implemented, this legislation would likely require the Company to significantly reformulate or ultimately discontinue the Company’s current hemp-derived HD9 product lines.

Alcoholic Beverages

We launched in the third quarter of 2025 our line of hard craft sodas “spiked” with alcohol under the brand name “Spiked Jones”. We believe that the trust that our loyal customers place on our brand allows us to enter the alcohol market with a built-in advantage, one that we believe most new and existing competitors cannot replicate.

Fountain (food services market segment)

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple.

We continue to see opportunities in this market segment for customers looking for differentiated offerings in their fountain soda. While appealing to a broad demographic, we feel that Jones on fountain enhances the consumer experience. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Co-Brand and Private Label Products

From time to time, when opportunities meet our required financial and operational metrics, we utilize our industry expertise to provide private label products for customers. No material examples of this opportunity occurred in 2025.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our business in the modern soda category through our Pop Jones brand;

●	Expand our business in the alternative adult beverage market

Sales

In 2025, sales in the United States represented approximately 88% of total sales, while sales in Canada represented approximately 12%. Our premium beverage products are sold primarily in grocery stores, convenience and gas stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants as well as through our national accounts with several large retailers.

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Mary Jones (HD9) Branded Products

The Company sold our Mary Jones Brand cannabis-infused (THC) business in June 2025. We now license the Mary Jones brand and product formulations to MJ Disruptors, the purchaser of this business. The Company retained the Mary Jones beverage business where the product is derived from hemp (HD9 products). While we continue to sell HD9 products, Congress passed legislation late in 2025 which significantly restricts the amount of THC that can be included in hemp derived HD9 products effectively significantly reducing the market for these products.

Product Distribution and Sales Strategy

Premium Soda Beverages

Our core products are distributed and sold throughout the United States and Canada and in select international markets. Our primary distribution channels are DSD channel (sales and distribution through our network of independent distributors) and our DTR channel (sales directly to national and regional retail accounts). We also have our online channel for internet sales of various products. We strategically build our national and regional retailer network by focusing on distribution systems that we believe will provide top-line drivers for our products and increased availability and visibility of our products in our core markets. In building and expanding our DSD channel, we also consider international markets and look for regions that data suggests have a high affinity for the Jones brand and can be pursued within our financial resources.

Part of our strategy in building our distribution system is to blend our DSD and DTR distribution channels, delivering different offerings through alternate channels. In addition to determining the most advantageous distribution channel, we work to ensure that our products are placed on shelves that are normally restricted to national mainstream brands and in the cold-aisle of stores, thus providing us access to the important “take home market.” We have also introduced the JONES Cane Sugar Fountain program through a network of fountain distributors in select regions across the United States and Canada to provide our premium products and uniquely customized fountain equipment.

For the years ended December 31, 2025, and 2024 one customer accounted for approximately 31% and nil% of total revenues. Revenues from this customer were generated within the Company’s beverage segment.

For the years ended December 31, 2025, and 2024 a second customer accounted for approximately 4% and 13% of total revenues. Revenues from this customer were generated within the Company’s beverage segment.

We contract with independent trucking companies to have our product shipped from our contract manufacturers to independent warehouses and then on to our distributors and national retail accounts. Distributors then sell and deliver our products either to sub-distributors or directly to retail accounts. We recognize revenue upon receipt by our distributors and national account customers of our products, net of discounts and promotional allowances, and all sales are final; however, in limited instances, due to credit issues, quality or damage issues, or distributor changes, we may accept returned product, which to date has not been material.

DSD (direct store delivery)

We maintain a network of independent distributors across the United States and Canada that sell our portfolio of branded products. We choose our distributors based on our perception of their ability to build our brand franchise in convenience stores, grocery stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens and sandwich shops.

Typically, we grant our independent distributors exclusive distribution rights in defined territories, which may include invasion fees in the event we provide any of our products directly to one of our national retailers located in the distributor’s region. Unless the termination is for “cause”, we are also obligated to pay termination fees for cancellations of most of these written distributor agreements.

We intend to continue our efforts to reinforce and expand our distribution network by partnering with new distributors and replacing underperforming distributors. In addition to the efforts of our independent distributors in obtaining distribution of our products, we actively seek to obtain listings for our products with key retail grocery, convenience and mass merchandiser accounts, which are serviced through our independent distributor network.

Product availability at a specific store location for any of our retailers is subject to the retailer preference, consumer demand, and localized store variances. To find a retailer that carries our products, our product locator is available on our website.

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DTR (direct to retail)

Our direct to retail channel of distribution is an important part of our strategy to target large national or regional restaurant chains and retail accounts, including convenience store chains, mass merchandisers and premier food-service businesses. Through these programs, we negotiate directly with the retailer to carry our products, and the account is serviced through the retailer’s appointed distribution system (rather than through our DSD network). These arrangements are terminable at any time by these retailers or us and contain no minimum purchase commitments or termination fees.

Co-Brand and Private Label Distribution

We offer private label products directly to retailers. Our expertise in innovation and managing the manufacturing process allow for efficiencies for both us and the customer. We are able to produce these products with minimal sell through risk and ship them through our network of independent trucking companies or a preferred partner of the customer.

Fountain Distribution

We sell direct to certain retailers in addition to working with a network of fountain distributors in select focus regions within the United States and Canada to provide our premium products, including our fountain and slush products, and uniquely customized fountain equipment.

Building Our Brand

Premium Soda Brands

Jones Soda has built its brand around distinctive flavors, consumer-generated packaging, and a positioning as an alternative to large mainstream carbonated soft drink brands. Our products are designed to appeal to consumers seeking premium beverages with differentiated flavors and ingredients.

A distinctive feature of the Jones Soda brand is the use of consumer-submitted photography on product labels. We encourage consumers to submit photographs for use on Jones Soda bottles and cans we distribute in retail channels. Our marketing and brand teams then select the photographs they find are best suited for our brand ethos. In addition, consumers and businesses may create personalized labels through the Company’s myJones platform, which allows customers to design custom labeled products using their own photos and messages.

These brand elements are intended to differentiate Jones Soda products within the premium craft soda category and support consumer engagement with the brand.

The Company also periodically introduces limited-edition products tied to entertainment properties and cultural collaborations as part of its broader brand and product strategy.

Marketing and Consumer Engagement

The Company also supports its brand through a combination of digital engagement, retail marketing programs, and participation in community and industry events.

Jones Soda maintains marketing channels across multiple social media platforms and uses these channels to communicate with consumers, gather feedback, and promote new products and initiatives. These platforms provide opportunities for the Company to interact directly with consumers and monitor emerging consumer preferences and trends.

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In addition to its social media platforms, the Company supports its retail partners through point-of-sale materials and promotional programs designed to increase product visibility and consumer awareness. In addition, Jones Soda participates in selected events and sponsorships aligned with its brand identity and target customers. These activities may include product sampling and promotional activations designed to increase brand awareness and support retail distribution.

Product Development

The Company continually develops new beverages and flavor variations in response to evolving consumer preferences and market trends. Product development activities are conducted primarily in-house and involve collaboration with external flavor houses and manufacturing partners.

The product development process typically includes the following steps:

●	Market Evaluation – Identification of potential product opportunities and consumer trends.
●	Financial Evaluation – Analysis of pricing, margins, and commercial viability.
●	Distribution Evaluation – Assessment of available distribution channels and retail opportunities.
●	Production Evaluation – Review of manufacturing capabilities, contract packing capacity, and quality control requirements.

Brand and Design Development – Creation of product concepts, packaging design, and flavor selection.

Limited-Edition Product Launches and Strategic Partnerships

The Company periodically develops limited-edition beverage products tied to entertainment properties, cultural collaborations, and consumer communities. These programs are designed to generate consumer engagement, test new product concepts, and drive demand through specific distribution channels.

For example, in 2025 the Company entered into a merchandise license agreement with ZeniMax Media Inc., a Delaware corporation. ZeniMax owns the “Fallout” name and all names, art, characters, weapons and audio/visual elements from the Fallout franchise which includes the video game and related television series. This license agreement expires on December 31, 2028.

Relying on this merchandise license agreement, the Company introduced a series of beverages inspired by the Fallout video game franchise and television series. The product line included a limited-edition in-game soda, collectible four-packs sold through the Company’s direct-to-consumer website, and a specialty glass bottle format.

The Company also introduced a limited-edition 12-pack format for select club-store retailers. These initial retail allocations sold quickly which led to additional national shipments to club-store partners. While initially the ZeniMax agreement had a nominal impact on our revenue, we experienced a dramatic revenue increase in the fourth quarter resulting from the Fallout video game and television series enthusiasts.

Through these programs, the Company has been exploring a product launch model that includes:

●	Limited edition product releases targeted to specific retail channels, including direct-to-consumer and club-store formats
●	partnerships with entertainment brands and community-focused creators
●	digital promotion and social media engagement to build anticipation prior to launch
●	time-limited product availability designed to concentrate consumer demand

The Company believes this approach can provide an efficient method for testing new products, increasing brand visibility, and supporting retail sell-through in targeted channels.

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Mary Jones and Spiked Jones Product Lines

The Company has expanded its product portfolio to include the Mary Jones brand, which offers hemp-derived beverages inspired by the original Jones Soda flavors. The Company differentiates the Mary Jones brand from its traditional soda products in order to comply with regulatory requirements and to clearly distinguish between product categories.

Jones Soda leverages its existing brand recognition and flavor portfolio to support the development and marketing of Mary Jones products while continuing to expand product offerings and flavors within this category.

Competition

The beverage industry is highly competitive. The Company competes with large global beverage manufacturers, regional beverage companies, specialty beverage producers, and private label suppliers across several product categories. Significant competitors include, but are not limited to, the Coca-Cola Company, PepsiCo, Inc., Nestlé S.A., Keurig Dr Pepper Inc., Danone S.A., Suntory Beverage & Food Limited, Anheuser-Busch InBev, Kirin Holdings, Heineken N.V., Diageo plc, and Red Bull GmbH. Competitive products include numerous nonalcoholic sparkling soft drinks; water products, including flavored and enhanced waters; juices, juice drinks and nectars; dilutable (including syrups and powders); coffees; teas; energy drinks; sports drinks; milk and other dairy-based drinks; plant-based beverages; functional beverages, including vitamin-based products and relaxation beverages; and various other nonalcoholic beverages. These competitive products are sold to consumers in both ready-to-drink and non-ready-to-drink form.

Competitive factors impacting our business include, but are not limited to, pricing, advertising, sales promotion programs, in-store displays and point-of-sale marketing, digital marketing, product and ingredient innovation, availability, increased efficiency in production techniques, the introduction of new packaging as well as new vending and dispensing equipment, contracting with marketing assets (theaters, sports arenas, universities, etc.), and brand and trademark development and protection. Jones Soda competes not only for consumer demand but also for retail shelf space and distributor attention. The Company seeks to differentiate its products through flavor innovation, brand identity, and consumer engagement.

Production

Contract Packing Arrangements

We do not directly manufacture our premium soda beverage products, but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We currently use primary co-packers located in the United States and Canada. Once the product is manufactured, the finished products are stored either at the co-packer’s location or in nearby third-party warehouses. Other than minimum case volume requirements per production batch or “run” for most co-packers, we do not have annual minimum production commitments with our co-packers. Our co-packers may terminate their arrangements subject to the terms of their agreements with us, in which case we could experience disruptions in our ability to supply products to our customers. We continually review our contract packing needs in light of regulatory compliance, capacity, and logistical requirements and may add or change co-packers based on those needs. We also maintain ongoing operational oversight of our co-packers to support product quality, service levels, and supply continuity.

Raw Materials

The raw materials used in the manufacturing of our premium soda beverage products consist primarily of concentrate, flavors, supplements, sugar, bottles, cans, labels, trays, caps and packaging. Substantially all of the raw materials used in the preparation, bottling and packaging of our bottled and canned products are purchased either directly by us or by our contract manufacturers in accordance with our specifications. These raw materials are sourced from suppliers selected by us or approved by our contract manufacturers. We believe we have adequate sources of raw materials, which are available from multiple suppliers.

While we have our own proprietary formulas, we purchase flavor concentrate from our suppliers. Generally, flavor concentrate suppliers own the proprietary rights to the flavors. Although we do not have the list of ingredients or formulas for our flavors, we have exclusive rights to the use of the flavor concentrates developed with our suppliers. In connection with the development of new soda products and flavors, independent suppliers bear a large portion of the expense for product development, thereby enabling us to develop new products and flavors at relatively low cost. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

The costs of raw materials fluctuate and in certain instances we enter into supply agreements to address these risks. We have a fixed price supply agreement with our primary glass supplier which expires at the end of 2028. The price of glass continues to increase due to industry capacity constraints and natural gas cost fluctuations; however, our supply agreement provides us with price protection through 2028.

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The cost of cane sugar is subject to market volatility driven by global supply and demand dynamics, weather conditions, and energy costs. Rather than entering into long-term fixed price contracts, we actively manage this exposure by periodically layering in purchase positions to maintain forward coverage at competitive market prices. This procurement approach allows us to secure supply and manage cost risk while maintaining flexibility to benefit from favorable market conditions.

We actively monitor commodity markets and supplier capacity in an effort to maintain continuity of supply and manage input cost volatility.

Quality Control

Our premium soda beverage products are made from high-quality ingredients and natural and artificial flavors. We seek to ensure that all of our products satisfy our high-quality standards. Contract manufacturers are selected and monitored by our quality control representatives in an effort to ensure adherence to our production procedures and quality standards.

For every batch or “run” of product, our contract manufacturer undertakes extensive testing of product quality and packaging. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. BME (Beginning, Middle, End) samples from each production run are analyzed and categorized in a reference library. For each product, the contract manufacturer must transmit all quality control test results to us for reference following each production run. Our internal quality control specialist selects the flavors we ultimately determine to use.

Testing also includes microbiological checks and other tests to ensure the production facilities meet the standards and specifications of our quality assurance program. Water quality is monitored during production and at scheduled testing times to ensure compliance with beverage industry standards. The water used to produce our products is filtered and is also treated to reduce alkalinity. Flavors are pre-tested by the flavor concentrate supplier before shipment to contract manufacturers. We are committed to ongoing product improvement with a view towards ensuring the high quality of our product through a stringent co-packer selection, training and communication program.

Trademarks, Flavor Concentrate Trade Secrets and Patent Rights

In the United States, we own a number of trademark registrations (designated by the ® symbol) and pending trademark applications (designated by the ™ symbol) for use in connection with our products, including “JONES®,” “JONES SODA CO.® “LEMONCOCCO ®” and “MARY JONES®,”.

In general, trademark registrations expire 10 years from the filing date or registration date, with the exception in Canada, where trademark registrations expire 15 years from the registration date. All trademark registrations may be renewed for a nominal fee.

Although our flavor concentrate suppliers generally own the proprietary rights to the flavors, we have the exclusive rights to our flavor concentrates developed with our current flavor concentrate suppliers, which we protect as trade secrets. We will continue to take appropriate measures to maintain the secrecy and proprietary nature of our flavor concentrates.

We consider our trademarks and trade secrets to be of considerable value and importance to our business.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of stock keeping units or “SKUs” selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Our Corporate History

We are a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 1522 Western Avenue, Suite 24150, Seattle, Washington 98101. Our telephone number is (206) 624-3357. Our website address is www.jonessoda.com. The information contained on our website is not incorporated by reference into this prospectus.

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THE OFFERING

Common stock offered by selling shareholders:	8,795,472 shares of common stock, including 2,931,822 shares of the Company’s common stock issuable upon exercise of outstanding warrants.

Offering price:	Market price or privately negotiated prices.

Common stock outstanding after the offering:	125,926,990

Use of proceeds:	We will not receive any proceeds from the sale of the Resale Shares by the selling shareholders.

Risk factors:	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 9.

Trading symbols:	Currently, our common stock is quoted on the OTCQB under the symbol “JSDA”, and on the CSE under the symbol “JSDA”.

The number of shares of common stock to be outstanding immediately after this offering is based on 125,926,990 shares of common stock outstanding as of August 5, 2026 and excludes:

●	15,271,951 shares of common stock issuable upon exercise of options at a weighted average exercise price of $0.25 per share;

●	484,848 shares of common stock issuable upon the vesting of outstanding restricted stock units;

●	10,124,182 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $0.48 per share;

●	4,652,145 shares of common stock reserved for future issuance under our 2022 Omnibus Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in and incorporated by reference into this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before purchasing our common stock. If any of the following risks occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment.

Risks Related to our Financial Condition and Capital Requirements

We have experienced recurring losses from operations and negative cash flows from operating activities

We have experienced recurring losses from operations and negative cash flows from operating activities. Although we recognized $115,000 in net income for the three months ended March 31, 2026, we incurred a net loss of $1.8 million for the year ended December 31, 2025 and a net loss of $9.9 million for the year ended December 31, 2024. Our accumulated deficit was $94.6 million, $94.7 million, and $92.9 million as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and possible future losses may have an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and our revenues do not increase as expected, we may continue to generate operating losses for the foreseeable future. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our Company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our Company could cause you to lose all or part of your investment.

If we are not able to successfully execute on our future operating plans, our financial condition and results of operation may be materially adversely affected, and we may not be able to continue as a going concern.

It is critical that we meet our sales goals and increase sales revenues going forward as our operating plan already reflects prior significant cost containment measures, and we believe any further significant cost reductions could harm our operations. If we do not meet our sales revenue goals, our available cash and working capital will decrease and our financial condition will be negatively impacted.

We may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

We may require additional financing to support our working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our sales revenue goals and otherwise successfully execute our operating plan. We believe it is imperative that we meet our annual sales revenue objectives in order to lessen our reliance on external financing in the future. We intend to continually monitor and adjust our operating plan as necessary to respond to developments in our business, our markets and the broader economy. Although we believe various debt and equity financing alternatives may be available to us to support our working capital needs, financing arrangements may not be available to us when needed or on terms acceptable to us or, if available, may be dilutive to our shareholders. In addition, the incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to make certain dividends, incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Moreover, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the Company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed. If we are unable to obtain funding on a timely basis, we may be required to curtail, delay or discontinue our operations or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

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Risk Factors Relating to Our Current Brand and Beverage Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our target market, trendy, young consumers looking for a distinctive tonality in their beverage choices. In addition, our business depends on acceptance by our independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our Jones Soda brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brand and image are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success depends on our ability to maintain brand image for our existing products and effectively build up brand image for new products and brand extensions. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image may also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial, marketing and other resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive sparkling brands such as ours. We also compete with regional beverage producers and “private label” soft drink suppliers.

Our direct competitors in the sparkling beverage category include traditional large beverage companies and distributors, and regional premium soft drink companies. These national and international competitors have advantages such as lower production costs, larger marketing budgets, greater financial and other resources and more developed and extensive distribution networks than ours. We may not be able to grow our volumes or maintain our selling prices, whether in existing markets or as we enter new markets.

Increased competitor consolidations, market-place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands; however, we may not be successful in doing this, or it may take us longer than anticipated to achieve market acceptance of these new products and brands, if at all. Other companies may be more successful in this regard over the long term. Competition, particularly from companies with greater financial, marketing and other resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

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We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue developing new products to satisfy the changing preferences of consumers will determine our long-term success.

Failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

We may experience a reduced demand for some of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages.

Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, new taxes on sugar-sweetened beverages, and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. See Risk Factor - Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners. We are continuously working to reduce calories and sugar in our Jones Cane Sugar products while launching additional products, to pair with existing brand extensions such as Jones Sugar Free that round out our diversified portfolio.

Risk Factors Relating to Our Business Operations and Financial Results

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

Our ability to maintain and expand our existing markets for our products, and to establish markets in new geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. Most of our distributors, retailers and brokers sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products is affected by competition from other beverage companies who have greater resources than we do. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

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Our ability to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, some of which are outside our control. Some of these factors include:

●	the level of demand for our brands and products in a particular distribution area;

●	our ability to price our products at levels competitive with those of competing products; and

●	our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve success with regards to any of these factors in a geographic distribution area will have a material adverse effect on our relationships in that particular geographic area, thus limiting our ability to maintain or expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our independent distributors. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from some of our distributors. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

It is difficult to predict the timing and amount of our sales because our distributors are not required to place minimum orders with us.

Our independent distributors and national accounts are not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products from us on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and national partners, may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

We depend on a limited number of significant customers for a substantial portion of our revenue.

A significant portion of our revenues is derived from a limited number of customers. For the year ended December 31, 2025, our two largest customers accounted for approximately 31.2% and 4.1% of our total revenues, respectively, and in the aggregate represented approximately 35.3% of our total revenues. For the year ended December 31, 2024, our two largest customers accounted for approximately 18.8% and 5.8% of our total revenues, respectively, and in the aggregate represented approximately 24.6% of our total revenues. This level of customer concentration may increase the volatility of our revenues and operating results. Our relationships with these customers are generally governed by contracts; however, such agreements may be subject to termination, non-renewal, or renegotiation on relatively short notice or upon the occurrence of certain events. In addition, these customers may reduce, delay, or cancel orders, seek to renegotiate pricing or other terms, or shift their business to competitors for a variety of reasons, including changes in their own business strategies, financial condition, or industry dynamics. The loss of, or a significant reduction in purchases by, any of our significant customers, or a deterioration in our relationships with such customers, could materially and adversely affect our business, financial condition, and results of operations. Additionally, our dependence on a limited number of customers may limit our ability to increase prices or negotiate favorable terms, which could adversely impact our margins. We may not be able to replace any lost revenue from these customers on comparable terms or within a reasonable period of time, if at all.

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If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to maintain relationships with our independent contract manufacturers, our business could be harmed.

We do not manufacture our products but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the majority of the equipment required to manufacture and package our beverage products, and we do not anticipate bringing the manufacturing process in-house in the future. Our ability to maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the success of our operations within each distribution area. Competition for contract manufacturers’ business is intense, especially in the western United States, and this could make it more difficult for us to obtain new or replacement manufacturers, or to locate back-up manufacturers, in our various distribution areas, and could also affect the economic terms of our agreements with our existing manufacturers. We may not be able to maintain our relationships with current contract manufacturers or establish satisfactory relationships with new or replacement contract manufacturers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract manufacturers for a distribution area could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products in that area. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition. In addition, our agreements with our contract manufacturers are terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

Our dependence on independent contract manufacturers could make management of our manufacturing and distribution efforts inefficient or unprofitable.

We are expected to arrange for our contract manufacturing needs sufficiently in advance of anticipated requirements, which is customary in the contract manufacturing industry for comparably sized companies. Based on the cost structure and forecasted demand for the particular geographic area where our contract manufacturers are located, we continually evaluate which of our contract manufacturers to use. To the extent demand for our products exceeds available inventory or the production capacity of our contract manufacturing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more product inventory than warranted by the actual demand for it, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract manufacturing requirements and our inventory levels may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse effect on our ability to maintain effective relationships with those distributors and key accounts.

Increases in costs or shortages of raw materials could harm our business and financial results.

The principal raw materials we use include glass bottles, aluminum cans, labels and cardboard cartons, aluminum closures, flavorings, sucrose/inverted pure cane sugar and sucralose. In addition, certain of our contract manufacturing arrangements allow such contract manufacturers to increase their charges to us based on their own cost increases. These manufacturing and ingredient costs are subject to fluctuation. Substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales.

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The beverage industry has experienced increased prices for glass bottles over the last several years and the availability of glass supply diminished for companies not under contract. Our fixed-price purchase commitment for glass, which helps mitigate the risk of unexpected price increases, expires at the end of 2028. The prices of any of the above or any other raw materials or ingredients may continue to rise in the future. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers, which could have a material adverse effect on our business and financial results.

If we are unable to secure sufficient ingredients or raw materials including glass, sugar, and other key supplies, we might not be able to satisfy demand on a short-term basis. Moreover, in the past there have been industry-wide shortages of certain concentrates, supplements and sweeteners and these shortages could occur again from time to time in the future, which could interfere with and delay production of our products and could have a material adverse effect on our business and financial results.

In addition, suppliers could fail to provide ingredients or raw materials on a timely basis, or fail to meet our performance expectations, for a number of reasons, including, for example, disruption to the global supply chain as a result of pandemics, which could cause a serious disruption to our business, increase our costs, decrease our operating efficiencies and have a material adverse effect on our business, results of operations and financial condition.

Increases in costs of energy and increased regulations may have an adverse impact on our gross margin.

Our business relies on third-party transportation providers and logistics networks to deliver our products and materials. As a result, our cost structure is exposed to fluctuations in oil prices, which directly impact fuel costs, including diesel and gasoline, and, in turn, freight and shipping rates. Volatility in global oil markets, driven by factors such as geopolitical tensions, supply constraints, production decisions by oil-producing countries, and macroeconomic conditions, can result in significant and unpredictable increases in fuel prices. These increases are typically passed through to us by our transportation providers in the form of higher freight rates, fuel surcharges, and accessorial charges. Sustained increases in oil prices could materially increase our cost of goods sold and operating expenses, adversely affecting our gross margins and profitability. In addition, higher transportation costs may reduce demand for our products if we are unable to pass through such cost increases to customers, or if doing so makes our products less competitive. Our ability to mitigate the impact of higher fuel and freight costs may be limited. While we may seek to offset such increases through pricing actions, operational efficiencies, supply chain optimization, or contractual arrangements, these measures may not be sufficient or timely, and competitive or contractual constraints may limit our ability to fully recover increased costs. Accordingly, increases in oil prices and related transportation costs could have a material adverse effect on our business, financial condition, and results of operations. Recently, the war in Iran has significantly increased these fuel prices and it is likely these substantial increases will either need to be passed along to our customers or result in lower margins for our business.

Disruption within our supply chain, contract manufacturing or distribution channels could have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as influenza, labor strikes, military conflict, geopolitical events or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

We rely upon our ongoing relationships with our key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business.

We currently purchase our flavor concentrate from various flavor concentrate suppliers, and continually develop other sources of flavor concentrate for each of our products. Generally, flavor suppliers hold the proprietary rights to their flavors. Although we have the exclusive rights to flavor concentrates developed with our current flavor concentrate suppliers, we do not have the list of ingredients or formulas for our flavors and concentrates. Consequently, we may be unable to obtain these same flavors or concentrates from alternative suppliers on short notice. Furthermore, if we cannot replicate our most popular flavors with alternative supplies this may result in a loss of customers who turn to our competitors’ beverage and have a negative impact on our brand loyalty in the long term. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, or products favored by our customers, which could have a material adverse effect on our results of operations.

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If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

To the extent we experience management turnover, our operations, financial condition and employee morale could be negatively impacted. In addition, competition for top management is high and it may take months to find a candidate that meets our requirements. If we are unable to attract and retain qualified management personnel, our business could suffer.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States, Canada and internationally. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

As part of the licensing strategy of our brands, we enter into licensing agreements under which we grant our licensing partners certain rights to use our trademarks and other designs. Although our agreements require that the use of our trademarks and designs is subject to our control and approval, any breach of these provisions, or any other action by any of our licensing partners that is harmful to our brands, goodwill and overall image, could have a material adverse impact on our business.

We depend upon licensed intellectual property to generate some our revenues.

A significant portion of our net revenue is derived from products and services associated with licensed intellectual property. Our ability to generate revenue from these licensed properties is dependent on the continuation of our licensing agreements and our ongoing compliance with the terms and conditions of those agreements. These agreements are generally subject to fixed terms and may be terminated by the licensor under certain circumstances, including, but not limited to, our failure to satisfy contractual obligations such as minimum royalty payments, performance thresholds, or quality standards. In addition, licensors may elect not to renew these agreements upon expiration or may seek to renegotiate terms that are less favorable to us. If any of our key license agreements were to be terminated, not renewed, or materially modified on unfavorable terms, we could lose the right to use the associated intellectual property. Because a substantial portion of our revenue is concentrated in these licensed properties, the loss of one or more significant licenses could have a material adverse effect on our business, financial condition, and results of operations. For the year ended December 31, 2025, approximately 39% of our total net revenue was attributable to products utilizing one or more licensed properties, including the licensed property, Fallout. Such an event could result in a decline in revenue, inventory write-downs, and increased costs associated with transitioning to alternative products or brands. Furthermore, our reliance on licensed properties subjects us to risks associated with the licensors’ reputation, brand strength, and ability to maintain consumer demand. Any negative publicity, reputational harm, or decline in the popularity of a licensed property could adversely affect sales of our products associated with that property and, in turn, our operating results. We may not be able to replace licensed properties with alternative intellectual property or develop proprietary brands that achieve comparable levels of market acceptance, and any such efforts may require significant time and investment without assurance of success.

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If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, as a result of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

We could be exposed to product liability claims which could materially damage our reputation and brand image and have a material adverse effect on our financial condition.

Although we have product liability and basic recall insurance, insurance coverage may not be sufficient to cover all product liability claims that may arise. To the extent our product liability coverage is insufficient, a product liability claim may have a material adverse effect upon our financial condition. In addition, any product liability claim brought against us may materially damage the reputation and brand image of our products and business.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may also become party to other litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

We are subject to risks inherent in sales of products in international markets.

Our operations outside of the United States, contribute to our revenue and profitability, and we believe that developing and emerging markets could present future growth opportunities for us. However, there can be no assurance that existing or new products that we manufacture, distribute or sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, consumer preferences or otherwise. There are many factors that could adversely affect demand for our products in foreign markets, including, but not limited to, our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; inflationary currency, devaluation or fluctuation; and/or increased costs of doing business due to compliance with complex foreign and U.S. laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

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Climate change may negatively affect our business.

There is growing concern that a gradual increase in global average temperatures may cause an adverse change in weather patterns around the globe resulting in an increase in the frequency and severity of natural disasters. While warmer weather has historically been associated with increased sales of our products, changing weather patterns could have a negative impact on agricultural productivity, which may limit availability or increase the cost of certain key ingredients such as sugar cane, natural flavors and supplements used in our products. Also, increased frequency or duration of extreme weather conditions may disrupt the productivity of the facilities that produce our products, the operation of our supply chain or impact demand for our products. In addition, the increasing concern over climate change may result in more regional, federal and global legal and regulatory requirements and could result in increased production, transportation and raw material costs. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations.

Our business and operations may be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

Our results of operations may fluctuate from quarter to quarter for many reasons, including seasonality.

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

In addition, our operating results may fluctuate due to a number of other factors including, but not limited to:

●	Our ability to maintain, develop and expand distribution channels for current and new products, develop favorable arrangements with third party distributors of our products and minimize or reduce issues associated with engaging new distributors and retailers, including, but not limited to, transition costs and expenses and down time resulting from the initial deployment of our products in each new distributor’s network;

●	Unilateral decisions by distributors, grocery store chains, specialty chain stores, club stores, mass merchandisers and other customers to discontinue carrying all or any of our products that they are carrying at any time;

●	Our ability to maintain, develop and expand our direct-to-retail sales channels and national retail accounts, as well as our “MyJones” business;

●	Our ability to manage our resources to sufficiently support general operating activities, promotion allowances and slotting fees, promotion and selling activities, and capital expansion, and our ability to sustain profitability;

●	Our ability to meet the competitive response by much larger, well-funded and established companies currently operating in the beverage industry, as we introduce new competitive products; and

●	Competitive products and pricing pressures and our ability to gain or maintain share of sales in the marketplace as a result of actions by competitors.

Due to these and other factors, our results of operations have fluctuated from period to period and may continue to do so in the future, which could cause our operating results in a particular quarter to fail to meet market expectations.

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Changes in tax laws or the imposition of additional duties, quotas, tariffs, and other trade restrictions could adversely affect our business.

Changes in U.S. trade policy, such as the renegotiation of the US Mexico Canada Agreement (USMCA) and the imposition of additional tariffs, present risks to our business. Currently the Company’s soft drink beverage products are duty-free under the existing USMCA if they meet the rules of origin (e.g. they are produced in North America). Currently the Company imports raw materials from the US into Canada where it produces glass products for the US and Canadian markets. Any change to these tariffs could adversely affect our ability to produce and market products at competitive prices which could impact sales and financial results. The Company may not be able to move its Canada based glass production to the US at a similar production cost if high tariffs are imposed by the US on Canada sourced soft drink beverages of North American origin.

Our business and periodic financial results can be affected by currency rate fluctuations, because a significant percentage of our business is in Canada.

A significant percentage of our sales are conducted through our Canadian subsidiary, for which we receive revenues in the Canadian dollar. In addition, a significant percentage of our costs of goods are denominated in the Canadian dollar, due to our co-packing facility in Canada. Because of this we are affected by changes in U.S. exchange rates with the Canadian dollar.

In preparing our consolidated financial statements, certain financial information is required to be translated from the Canadian dollar to the U.S. dollar. The translation of our Canadian revenues, cash and other assets is adversely affected when the United States dollar strengthens against the Canadian dollar and is positively affected when the U.S. dollar weakens. Similarly, translation of our Canadian expenses and liabilities is positively affected when the U.S. dollar strengthens against the Canadian dollar and adversely affected when the U.S. dollar weakens. This exposure to foreign currency risk could significantly affect our revenues and profitability from our Canadian operations and could result in significant fluctuations to our periodic consolidated statements of operations and consolidated balance sheets.

Throughout 2026, the U.S. dollar’s strength fluctuated significantly in comparison to the Canadian dollar. Based on the Noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, as of June 12, 2026, the Canadian dollar exchange rate for one U.S. dollar was equal to $0.715768 compared to $0.730197 as of December 31, 2025 and $0.6944 as of December 31, 2024. We cannot predict future changes in these exchange rates. We do not engage in foreign currency hedging transactions.

Changes in our effective tax rate may impact our results of operations.

We are subject to taxes in the U.S. and other jurisdictions. Tax rates in these jurisdictions may be subject to significant change due to economic and/or political conditions. A number of other factors may also impact our future effective tax rate including:

●	the jurisdictions in which profits are determined to be earned and taxed;
●	the resolution of issues arising from tax audits with various tax authorities;
●	changes in valuation of our deferred tax assets and liabilities;
●	increases in expenses not deductible for tax purposes, including write-offs of acquired intangibles and impairment of goodwill in connection with acquisitions;
●	changes in availability of tax credits, tax holidays, and tax deductions;
●	changes in share-based compensation; and
●	changes in tax laws or the interpretation of such tax laws and changes in generally accepted accounting principles.

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Any material increase in the taxes we owe could materially impact our financial results and results of operations.

Global economic, political, social and other conditions may continue to adversely impact our business and results of operations.

The beverage industry, and particularly those companies selling premium beverages like us, can be affected by macro-economic factors, including changes in national, regional, and local economic conditions, unemployment levels and consumer spending patterns, which together may impact the willingness of consumers to purchase our products as they adjust their discretionary spending. Adverse economic conditions may adversely affect the ability of our distributors to obtain the credit necessary to fund their working capital needs, which could negatively impact their ability or desire to continue to purchase products from us in the same frequencies and volumes as they have done in the past. If we experience similar adverse economic conditions in the future, sales of our products could be adversely affected, collectability of accounts receivable may be compromised and we may face obsolescence issues with our inventory, any of which could have a material adverse impact on our operating results and financial condition.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

The United States generally accepted accounting principles and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, stock-based compensation, trade spend and promotions, and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

If we are unable to maintain effective disclosure controls and procedures and internal control over financial reporting, our stock price and investor confidence could be materially and adversely affected.

We are required to maintain both disclosure controls and procedures and internal control over financial reporting that are effective. Because of their inherent limitations, internal control over financial reporting, however well designed and operated, can only provide reasonable, and not absolute, assurance that the controls will prevent or detect misstatements. Because of these and other inherent limitations of control systems, there is only the reasonable assurance that our controls will succeed in achieving their goals under all potential future conditions. The failure of controls by design deficiencies or absence of adequate controls could result in a material adverse effect on our business and financial results, which could also negatively impact our stock price and investor confidence.

There can be no assurance that our acquisitions, investments or expansions of scope of existing relationships will have a beneficial impact on our business, financial condition and results of operations.

We have entered into and may in the future enter into additional acquisitions or investments with third parties that we believe will complement our existing business. Our ability to complete acquisitions or investments is dependent upon, and may be limited by, the availability of suitable candidates and capital. In addition, acquisitions or investments could present unforeseen integration or operational obstacles or costs, may not enhance our business, and/or may involve risks that could adversely affect us, including by diverting significant amounts of management time from operations in order to pursue and complete such transactions or maintain such relationships. Future acquisitions or investments could result in the incurrence of additional debt, costs and contingent liabilities, and there can be no assurance that future acquisitions or investments will achieve, the expected benefits to our business or that we will be able to consummate future acquisitions or investments on satisfactory terms, or at all. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

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In addition, future acquisitions by us could result in future issuances of shares of our common stock which may result in additional dilution of the percentage ownership of our shareholders and could cause the trading price of our common stock to decline.

Risks Relating to Regulation and Compliance

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products and/or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Our business is subject to many regulations and noncompliance may be costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, or production may be stopped, which may adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations that our business is subject to are subject to change, and while we closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will adversely impact our business. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

Regulatory Uncertainty For Hemp Derived Beverage Business

Federal regulators have not yet implemented a comprehensive regulatory framework governing intoxicating hemp products. Future rulemaking by the FDA or DEA could impose restrictions that significantly affect the market. Congress periodically revisits hemp policy through farm bill legislation. Future amendments could: redefine hemp using total THC rather than Delta-9 THC; impose milligram limits per product; and restrict intoxicating cannabinoids. Such changes could materially impact the HD9 industry. State regulatory regimes vary widely. Products legal in one state may be prohibited in another, requiring companies to maintain complex multi-state compliance programs. Companies may face enforcement actions related to: inaccurate labeling; unapproved health claims; synthetic cannabinoid production; and sales to minors.

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The hemp-derived cannabinoid industry has seen increasing litigation involving consumer product liability; labeling disputes; and regulatory interpretation. The HD9 regulatory environment continues to evolve rapidly. Congress is periodically proposing legislation that would regulate intoxicating hemp products more strictly. The FDA has indicated that a new regulatory approach may be necessary to manage hemp-derived cannabinoids in consumer products. States continue to pass legislation regulating intoxicating hemp products, often focusing on product potency limits; youth access restrictions; and testing requirements.

We operate in highly regulated industries where the regulatory environments are rapidly developing and we may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.

Our business and activities are heavily regulated in all jurisdictions where we carry on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities (including, in Canada, Health Canada) and other federal, provincial, state and local regulatory agencies relating to, among other things, the cultivation, manufacture, processing, marketing, labeling, packaging, management, transportation, distribution, import, export, storage, sale, pricing and disposal of cannabis, hemp and cannabis-based products, and also including laws, regulations and guidelines relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment (including relating to emissions and discharges to water, air and land, and the handling and disposal of hazardous and non-hazardous materials and wastes). Our operations may also be affected in varying degrees by government regulations with respect to, among other things, price controls, import or export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Laws, regulations and guidelines, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over our activities, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services, as well as on our personnel (including management and the Board).

Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all necessary regulatory approvals for the cultivation, production, processing, storage, transportation, distribution, sale, import and export, as applicable, of our products. The cannabis and hemp industries are still new, and in Canada, in particular, the Cannabis Act has no close precedent in Canadian law. The effect of relevant governmental authorities’ administration, application and enforcement of their respective regulatory regimes and delays in obtaining, or failure to obtain, necessary regulatory approvals may significantly delay or impact the development of markets, products and sales initiatives and could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, in the U.S., registered federal trademark protection is only available for goods and services that can be lawfully used in interstate commerce; the United States Patent and Trademark Office is not currently approving any trademark applications for cannabis, or certain goods containing hemp-derived cannabinoids (such as dietary supplements and food) until the U.S. Food and Drug Administration (“FDA”) and the U.S. Department of Agriculture (“USDA”) provides clearer guidance on the regulation of such products.

The regulatory environment for our products is rapidly developing, and the need to build and maintain robust systems to comply with different and changing regulations in multiple jurisdictions increases the possibility that we may violate one or more applicable requirements. While we endeavor to comply with all relevant laws, regulations and guidelines, any failure to comply with the regulatory requirements applicable to our operations could subject us to negative consequences, including, but not limited to, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, asset seizures, revocation or imposition of additional conditions on licenses to operate our business, the denial of regulatory applications (including, in the U.S., by other regulatory regimes that rely on the positions of the U.S. Drug Enforcement Administration (“DEA”), FDA and USDA in the application of their respective regimes), the suspension or expulsion from a particular market or jurisdiction or of our key personnel, or the imposition of additional or more stringent inspection, testing and reporting requirements, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Additionally, scheduled or unscheduled inspections of our facilities or facilities of our third party suppliers, co-manufacturers, and distributors by applicable regulatory agencies could result in adverse findings that could require significant remediation efforts and/or temporary or permanent shutdown of our facilities or those of our third party suppliers. In the United States, failure to comply with FDA and USDA requirements (and analogous state agencies) may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. The outcome of any regulatory or agency proceedings, investigations, inspections, audits, and other contingencies could harm our reputation, require us to take, or refrain from taking, actions that could harm our operations or require us to pay substantial amounts of money, harming our results of operations, financial condition and cash flows. Increasingly, communication and coordination among regulators has led in other industries to coordinated responses to regulatory and licensure applications. To the extent that regulators coordinate responses to license applications and regulatory conditions, limitations or denials of licenses in one jurisdiction may lead to denials in other jurisdictions. There can be no assurance that any pending or future regulatory or agency proceedings, investigations, inspections and audits will not result in substantial costs or a diversion of management’s attention and resources, adversely impact our future growth plans and opportunities or have a material adverse effect on our business, financial condition and results of operations.

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If any part of our business activities are found to be in violation of any of federal, state, provincial or local laws or any other governmental regulations, in addition to the items described above:

we may be subject to “Warning Letters,” untitled letters, fines, penalties, administrative sanctions, settlements, injunctions, product recalls and/or other enforcement actions arising from civil, administrative or other proceedings initiated that could adversely affect our business, financial condition, operating results, liquidity, cash flow and operational performance; the profits or revenues derived therefrom could be subject to anti-money laundering statutes, including the Money Laundering Control Act, which could result in significant disruption to our business operations and involve significant costs, expenses or other penalties; and our suppliers, service providers and distributors may elect, at any time, to breach, terminate or otherwise cease to participate in supply, distribution or other agreements, or other relationships, on which our operations rely.

We may be subject to heightened scrutiny by regulatory authorities.

Any future investments, joint ventures or operations in the United States, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and/or the United States. As a result, we may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on our business.

Anti-money laundering and other banking laws and regulations may limit our ability to access financing and hamper our growth.

We are subject to a variety of domestic and international laws and regulations pertaining to money laundering, financial recordkeeping and proceeds of crime, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities internationally.

In the event that any of our operations or investments, any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations or investments are found to be in violation of money laundering legislation, such transactions may be viewed as proceeds of crimes under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while we have no current intention to declare or pay dividends in the foreseeable future, in the event that a determination was made that proceeds obtained by us could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Risk Factors Related to Our Common Stock

Our common stock is traded on the OTCQB Marketplace and the Canadian Stock Exchange, which may have an unfavorable impact on our stock price and liquidity.

Our stock is traded on the OTCQB in the United States and the Canadian Stock Exchange (“CSE”) in Canada. The OTCQB and CSE are significantly more limited markets than national securities exchanges in the United States such as the New York Stock Exchange, or Nasdaq and there are lower financial or qualitative standards that a company must meet to be listed on the OTCQB and CSE. Trading in our common stock on each of the OTCQB and the CSE may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”), which has jurisdiction over the OTCQB, has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may result in a limited ability to buy and sell our stock.

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The price of our common stock may be volatile, and a shareholder’s investment in our common stock could suffer a decline in value.

There has been significant volatility in the volume and market price of our common stock, and this volatility may continue in the future. The market price of our common stock may be subject to wide fluctuations in response to a variety of factors, including the following:

●	quarterly variations in our operating results;
●	our issuance of new securities;
●	announcements about Company developments and initiatives;
●	failure to meet or exceed financial projections we provide to the public;
●	failure to meet or exceed the estimates and projections of the investment community;
●	changes in the market valuations of companies similar to ours;
●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;
●	additions or departures of key personnel;
●	sales of our common stock by us or our shareholders in the future;
●	trading volume of our common stock;
●	changes in analysts’ estimates affecting our Company, our competitors and/or our industry;
●	changes in the accounting methods used in or otherwise affecting our industry;
●	fluctuations in interest rates and the availability of capital in the capital markets;
●	addition or loss of significant customers, manufacturers, distributors or other business partners;
●	litigation involving us;
●	general trends relating to the beverage industry;
●	actions by governmental agencies;
●	general economic, industry and market conditions;
●	health epidemics and outbreaks or other natural or manmade disasters which could significantly disrupt our operations;
●	the other factors described in this “Risk Factors” section; and
●	events and circumstances beyond our control.

Any of these factors may result in large and sudden changes in the volume and price at which our common stock will trade. In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. If there is extreme market volatility and trading patterns in our common stock, it may create several risks for investors, including the following:

●	the market price of our common stock may experience rapid and substantial increases or decreases unrelated to our actual or expected operating performance, financial condition or prospects, which may make it more difficult for prospective investors to assess the rapidly changing value of our common stock;
●	if our future market capitalization reflects trading dynamics unrelated to our actual or expected operating performance, financial performance or prospects, purchasers of our common stock could incur substantial losses as prices decline once the level of market volatility has abated; and
●	if the future market price of our common stock declines, investors may be unable to resell their shares at or above the price at which they acquired them.

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We cannot assure you that the market of our common stock will not fluctuate or decline significantly in the future, in which case you could incur substantial losses.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our common stock, regardless of our actual operating performance. In addition, shares of our common stock may be more thinly traded than securities of larger, more established beverage companies and, as a result of this lack of liquidity, sales of relatively small quantities of shares of our common stock by our shareholders may disproportionately influence the price of our common stock. The market price of our common stock may decline below the amount you invested, and you may lose some or all of your investment. Furthermore, a prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. If we are unable to raise the funds required for all of our planned operations and key initiatives, we may be forced to allocate funds from other planned uses, which may negatively impact our business and operations, including our ability to develop new products and continue our current operations.

We could be subject to securities class action litigation.

In the past, securities class action litigation has been brought against companies following a decline in the market price of their securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

Future sales and issuances of our common stock, or securities convertible into or exercisable for our common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our shareholders and could cause the trading price of our common stock to decline.

From time to time, we may issue additional shares of common stock or securities convertible into or exercisable for our common stock, in one or more transactions at prices and in a manner we determine from time to time. We also expect to issue additional shares of our common stock to directors, officers, employees, and consultants pursuant to our equity incentive plan. The issuance of these securities could dilute our shareholders’ ownership in our Company and may include terms that give new investors rights that are superior to those of our current shareholders. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on our shareholders’ ownership interest, which could cause the market price of our common stock to decline.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, could cause our share price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of our common stock intend to sell shares, could reduce the trading price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, inflationary pressure and interest rate changes, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, the United States, Israel and Iran, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine and in Iran, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that one or more of our current customers, distributors, manufacturers, financial institutions or other third parties with whom we do business may be adversely affected by the foregoing risks, which may have an adverse effect on our business.

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We do not intend to pay any cash dividends on our shares of common stock in the near future, so our shareholders will not be able to receive a return on their shares unless they sell their shares.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us, which may be beneficial to our shareholders, difficult and prevent attempts by our shareholders to replace or remove our current management.

Provisions in our Articles of Incorporation, as amended, Amended and Restated Bylaws and Washington law may delay or prevent an acquisition of us or a change in our management. These provisions include a prohibition on shareholder actions by less than unanimous written consent, limitations on the ability of shareholders to call a special meeting of shareholders and advance notice procedures with respect to the nomination of candidates for election as directors. In addition, because we are incorporated in Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which, among other things, restricts the ability of shareholders owning 10% or more of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We are a “smaller reporting company,” and the reduced disclosure requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company” under applicable SEC rules, meaning that the market value of our common stock held by non-affiliates is less than $700.0 million and our annual revenue was less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700.0 million. As a smaller reporting company, we may choose to present only the two most recent years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our Annual Report on Form 10-K, and we may take advantage of reduced disclosure obligations regarding executive compensation.

General Risk Factors

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

In particular, our business, including our financial condition and results of operations may be impacted by a number of factors, including, but not limited to, the following:

●	Our ability to successfully execute on our growth strategy and operating plans;

●	Our ability to continue to raise capital to finance our operations;

●	Our revenues from our hemp-derived HD9 products could be negatively impacted if recent federal legislation that would prohibit the unregulated sale of intoxicating hemp-based or hemp derived products (including delta-8/HD9) is not amended;

●	Our ability to manage our operating expenses and generate cash flow from operations, along with our ability to secure additional financing if our sales goals take longer to achieve than anticipated;

●	Our ability to create and maintain brand name recognition and acceptance of our products, which is critical to our success in our competitive, brand-conscious industry;

●	Our ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally, including in the fountain business, particularly from other major beverage companies;

●	Entrance into and increased focus on the craft beverage segment by other major beverage companies;
●	Our ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes);

●	Our ability to successfully develop and launch new products that match consumer beverage trends, and to manage consumer response to such new products and new initiatives;

●	Our ability to maintain brand image and product quality and avoid risks from product issues such as product recalls;

●	Our ability to establish, maintain and expand distribution arrangements with independent distributors, retailers, brokers and national retail accounts, most of whom sell and distribute competing products, and upon whom we rely to employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products;

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●	Our ability to manage our inventory levels and to predict the timing and amount of our sales;

●	Our reliance on third-party contract manufacturers of our products and the geographic locations of their facilities, which could make management of our distribution efforts inefficient or unprofitable;

●	Our ability to secure a continuous supply and availability of raw materials, as well as other factors that may adversely affect our supply chain, including increases in raw material costs, and the potential shortages of glass in the supply chain;

●	Our ability to source our flavors on acceptable terms from our key flavor suppliers;

●	Our ability to attract and retain key personnel, the loss of whom would directly affect our efficiency and operations and could materially impair our ability to execute our growth strategy;

●	Our ability to protect our trademarks and trade secrets, the failure of which may prevent us from successfully marketing our products and competing effectively;

●	Litigation or legal proceedings, which could expose us to significant liabilities and damage our reputation;

●	Our ability to comply with the many regulations to which our business is subject;

●	Our ability to maintain an effective information technology infrastructure;

●	Failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business;

●	Fluctuations in fuel and freight costs;

●	Fluctuations in currency exchange rates, particularly between the United States and Canadian dollars;

●	Tariffs affecting raw materials or finished goods transported between the United States and Canada;

●	Regional, national or global economic, political, social and other conditions that may adversely impact our business and results of operations;

●	Our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

●	Dilutive and other adverse effects on our existing shareholders and our stock price arising from future securities issuances; and

●	Our ability to access the capital markets for any future equity financing, and any actual or perceived limitations to our common stock by being traded on the OTCQB Marketplace and the Canadian Stock Exchange, including the level of trading activity, volatility or market liquidity.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the Resale Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Resale Shares by the selling shareholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades on the OTCQB Marketplace in the United States under the symbol “JSDA” and on the Canadian Securities Exchange in Canada under the symbol “JSDA.”

Shareholders

As of August 5, 2026, there were 125,926,990 shares of common stock issued and outstanding, held by approximately 371 holders of record, although there are a much larger number of beneficial owners.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holder	15,926,682	$0.25	2,056,158
Equity compensation plans not approved by security holder	-	-	-
Total	15,926,682	$0.25	2,056,158

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DIVIDEND POLICY

We have not paid any dividends on our shares of common stock, and we do not anticipate paying any dividends in the foreseeable future. We intend to retain any future earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors our Board of Directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

SELLING SHAREHOLDERS

On July 7, 2026, we issued 5,257,570 units at $0.33 per unit, for aggregate gross proceeds of $1,735,000, and on August 5, 2026 we issued 606,080 additional units at $0.33 per unit for aggregate gross proceeds of $200,000. Each unit is composed of: (i) one (1) share of common stock and (ii) one-half (1/2) of a share purchase warrant. Each whole warrant is exercisable into one share of common stock at an exercise price of $0.45 per share for a period of 36 months from the date of issuance, subject to certain conditions.

This prospectus relates to the resale from time to time by the selling security holders identified herein of up to an aggregate of 8,795,472 Resale Shares, including 2,931,822 Resale Shares issuable upon exercise of the warrants. The transactions by which the selling shareholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling shareholders may offer the shares for resale from time to time pursuant to this prospectus. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

The table below sets forth certain information regarding the selling shareholders and the Resale Shares offered in this prospectus. The selling shareholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the selling shareholders in the private placement offerings that closed on July 7, 2026 and August 5, 2026, and (ii) the maximum number of shares of Common Stock issuable upon exercise of the warrants issued in such private placement offering. The third column assumes the sale of all of the shares offered by the selling shareholders pursuant to this Prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. The selling shareholder’s percentage of ownership of our outstanding shares in the table below is based upon 125,926,990 shares of Common Stock outstanding as of August 5, 2026.

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The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering		Percentage of Outstanding Common Stock Beneficially Owned Before Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of shares of Common Stock Owned After Offering(2)	Percentage of Outstanding Common Stock Beneficially Owned After Offering
Adam Cavise	1,136,362	(3)	*	1,136,362	-	-
Clayton Adams	454,545	(4)	*	454,545	-	-
Devlin DeFrancesco	454,545	(5)	*	454,545	-	-
ENDRA INC (6)	227,272	(7)	*	227,272	-	-
Francis Ong	249,999	(8)	*	249,999	-	-
HJ Capital LLC (9)	272,727	(10)	*	272,727	-	-
Hor Ken Hui	249,999	(11)	*	249,999	-	-
Joseph Lucosky	909,090	(12)	*	909,090	-	-
LAKE TIN CORP (13)	181,818	(14)	*	181,818	-	-
Patrick Elliot	113,635	(15)	*	113,635	-	-
Robert L. Hymers III	681,817	(16)	*	681,817	-	-
Scott Harvey (17)	1,454,545	(18)	1.1%	454,545	1,000,000	*
THE PAPA OSO TRUST	454,545	(19)	*	454,545	-	-
Turnpoint Capital LLC (20)	1,136,362	(21)	*	1,136,362	-	-
2Shores American GP Corp. (22)	909,091	(23)	*	909,091	-	-
Leo Andrew DelZotto	454,575	(24)	*	454,575
Brian Meadows	871,211	(25)	*	454,545	416,666	*

*	Less than one percent

(1)	Includes Warrant Shares issuable upon exercise of the warrants.
(2)	Assumes that the selling shareholder has sold all the shares of our Common Stock offered for sale under this prospectus.
(3)	Shares of Common Stock beneficially owned by Adam Cavise include: (i) 757,575 outstanding shares of Common Stock and (ii) 378,787 shares of Common Stock issuable upon exercise of warrants.
(4)	Shares of Common Stock beneficially owned by Clayton Adams include: (i) 303,030 outstanding shares of Common Stock and (ii) 151,515 shares of Common Stock issuable upon exercise of warrants.
(5)	Shares of Common Stock beneficially owned by Devlin DeFrancesco include: (i) 303,030 outstanding shares of Common Stock and (ii) 151,515 shares of Common Stock issuable upon exercise of warrants.
(6)	Johnnie Wong has voting and dispositive control over the securities held by ENDRA INC, and may be deemed to be the beneficial owner of such securities. The business address of ENDRA INC is 4618 162nd Street, Flushing, New York 11358.
(7)	Shares of Common Stock beneficially owned by ENDRA INC. include: (i) 151,515 outstanding shares of Common Stock and (ii) 75,757 shares of Common Stock issuable upon exercise of warrants.
(8)	Shares of Common Stock beneficially owned by Francis Ong include: (i) 166,666 outstanding shares of Common Stock, and (ii) 83,333 shares of Common Stock issuable upon exercise of warrants.
(9)	Henry Zhao has voting and dispositive control over the securities held by HJ Capital LLC, and may be deemed to be the beneficial owner of such securities. The business address of HJ Capital LLC is 7 Bayberry Rdg, Roslyn, New York 11576.
(10)	Shares of Common Stock beneficially owned by HJ Capital LLC include: (i) 181,818 outstanding shares of Common Stock, and (ii) 90,909 shares of Common Stock issuable upon exercise of warrants.
(11)	Shares of Common Stock beneficially owned by Hor Ken Hui include: (i) 166,666 outstanding shares of Common Stock and (ii) 83,333 shares of Common Stock issuable upon exercise of warrants.
(12)	Shares of Common Stock beneficially owned Joseph Lucosky include: (i) 606,060 outstanding shares of Common Stock, and (ii) 303,030 shares of Common Stock issuable upon exercise of warrants.
(13)	Yin Kin Yung has voting and dispositive control over the securities held by LAKE TIN CORP, and may be deemed to be the beneficial owner of such securities. The business address of LAKE TIN CORP is 23 Hillcrest Ave, Roslyn, New York 11567.
(14)	Shares of Common Stock beneficially owned by LAKE TIN CORP include: (i) 121,212 outstanding shares of Common Stock and (ii) 60,606 shares of Common Stock issuable upon exercise of warrants.
(15)	Shares of Common Stock beneficially owned by Patrick Elliot include: (i) 75,757 outstanding shares of Common Stock, and (ii) 37,878 shares of Common Stock issuable upon exercise of warrants.
(16)	Shares of Common Stock beneficially owned by Robert L. Hymers III include: (i) 454,545 outstanding shares of Common Stock, and (ii) 227,272 shares of Common Stock issuable upon exercise of warrants.
(17)	Scott Harvey is our Chief Executive Officer and President.
(18)	Shares of Common Stock beneficially owned by Scott Harvey include: (i) 303,030 outstanding shares of Common Stock, (ii) 1,000,000 currently exercisable stock options with an exercise price of $0.31 per share, and (iii) 151,515 warrants, with each exercisable into one share of the Company’s common stock at an exercise price of $0.45 per share.
(19)	Shares of Common Stock beneficially owned by THE PAPA OSO TRUST include: (i) 303,030 outstanding shares of Common Stock, and (ii) 151,515 shares of Common Stock issuable upon exercise of warrants.
(20)	Daniel Schmidt has voting and dispositive control over the securities held by Turnpoint Capital LLC, and may be deemed to be the beneficial owner of such securities. The business address of Turnpoint Capital LLC is 16 Banksville Rd, Armonk, New York 10504.
(21)	Shares of Common Stock beneficially owned by Turnpoint Capital LLC include: (i) 757,575 outstanding shares of Common Stock, and (ii) 378,787 shares of Common Stock issuable upon exercise of warrants.
(22)	Sandro Sean Rosas has voting and dispositive control over the securities held by 2Shores American GP Corp., and may be deemed to be the beneficial owner of such securities. The business address of 2Shores American GP Corp. is 80 Compass Lane, Fort Lauderdale, Florida 33308.
(23)	Shares of Common Stock beneficially owned by 2Shores American GP Corp. include: (i) 606,061 outstanding shares of Common Stock, and (ii) 303,030 shares of Common Stock issuable upon exercise of warrants.
(24)	Shares of Common Stock beneficially owned by Leo Andrew DelZotto consists of (i) 303,050 outstanding shares of Common Stock and (ii) 151,525 warrants, with each exercisable into one share of common Stock at an exercise price of $0.45.
(25)	Shares of Common Stock beneficially owned by Brian Meadows consists of (i) 303,030 outstanding shares of Common Stock, (ii) 416,666 stock options with an exercise price of $0.167 per share, and (iii) 151,515 warrants, with each exercisable into one share of the Company’s common stock at an exercise price of $0.45 per share.

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PLAN OF DISTRIBUTION

Up to 8,795,472 Resale Shares, including 2,931,822 Resale Shares issuable upon exercise of outstanding warrants, are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of the Resale Shares. We will bear all fees and expenses incident to this registration.

The selling shareholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale (if a public market exists), at varying prices determined at the time of sale, or at negotiated prices. All sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	sales pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, if available, rather than under this prospectus;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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If the selling shareholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Resale Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed common stock in connection with such short sales. The selling shareholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares of common stock.

The selling shareholders may pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholders will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

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DESCRIPTION OF SECURITIES

The following description of our capital stock and certain provisions of our Articles of Incorporation, as amended (“Articles of Incorporation”), and Amended and Restated Bylaws (“Bylaws”) are summaries and are qualified in their entirety by reference to our Articles of Incorporation and Bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 800,000,000 shares of common stock, without par value.

As of August 5, 2026, there were 371 holders of record, although there are a much larger number of beneficial owners. As of August 5, 2026, there were 125,926,990 shares of common stock issued and outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in all dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative voting or preemptive rights.

Options

As of August 5, 2026, the Company had 15,271,951 shares of common stock issuable pursuant to outstanding stock options at a weighted average exercise price of $0.25 per share and an additional 4,652,145 shares of common stock available for future grants of awards under the Company’s 2022 Plan.

Warrants

As of August 5, 2026, warrants to purchase up to 10,124,182 shares of our common stock at a weighted average exercise price of $0.48 per share were outstanding

Registration Rights

On July 7, 2026, we issued 5,257,570 units at $0.33 per unit, for aggregate gross proceeds of $1,735,000, and on August 5, 2026 we issued 606,080 additional units at $0.33 per unit for aggregate gross proceeds of $200,000. Each unit is composed of: (i) one (1) share of common stock and (ii) one-half (1/2) of a share purchase warrant. Each whole warrant is exercisable into one share of common stock at an exercise price of $0.45 per share for a period of 36 months from the date of issuance, subject to certain conditions. In connection with the issuance of the units, we entered into registration rights agreements with each of the purchasers of the units pursuant to which we are filing this registration statement with the SEC registering for resale 8,795,472 shares of our common stock, including 2,931,822 shares of common stock subject to outstanding warrants. Pursuant to the registration rights agreement, we are required to file this registration statement within 30 days of July 7, 2026, have it declared effective within 45 days of the filing date (or 90 days if subject to a full review by the SEC) and use our best efforts to keep the registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement (i) have been sold thereunder, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

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On July 26, 2024, July 31, 2024 and August 21, 2024, we issued 7,535,000, 1,600,000 and 1,875,000 units, respectively, at $0.40 per unit, for aggregate net proceeds of $3,601,487. Each unit consists of (i) one share of common stock and (ii) one half of one share purchase warrant. Each whole warrant is exercisable into one share of our common stock at a price of $0.50 share for a period of 24 months from the date of issuance, subject to certain conditions. In connection with the issuance of the units, we entered into registration rights agreements with each of the purchasers of the units pursuant to which we filed a registration statement with the SEC registering for resale 17,155,400 shares of our common stock, including 5,945,400 shares of common stock subject to outstanding warrants. Pursuant to the registration rights agreement, we are required to use our best efforts to keep the registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement (i) have been sold thereunder, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, Bylaws and Washington law may discourage, delay or prevent a change in the control of us or a change in our management, even if doing so would be beneficial to our shareholders. The existence of these anti-takeover provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Shareholder Meetings; Quorum. Our Bylaws provide that our shareholders may call a special meeting upon the request of holders of at least 10% of the votes entitled to be cast on any matter proposed for consideration at such special meeting. Additionally, our president or our Board of Directors may call special meetings of shareholders. Except as required by law, a quorum at any annual or special meeting of shareholders consists of the presence of at least 33 1/3% of the shares entitled to be cast by each voting group.

Unanimous Written Consent of Shareholders. Washington law limits the ability of shareholders to act by written consent by requiring unanimous written consent for shareholder action to be effective. This limit may lengthen the amount of time required to take shareholder actions and would effectively prevent the amendment of our Articles of Incorporation and Bylaws and the removal of directors by our shareholders without holding a meeting of shareholders.

Requirements for Advance Notification of Shareholder Nominations. Our Bylaws contain advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee thereof. The existence of these advance notification provisions may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of our Board of Directors.

Washington Anti-Takeover Statute. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the RCW generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of the voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities. Such prohibited transactions include, among other things:

●	a merger or consolidation with disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;
●	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or
●	receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. We expect the existence of this provision to have an antitakeover effect with respect to transactions that our Board of Directors does not approve in advance and may discourage takeover attempts that might result in the payment of a premium over the market price for common stock held by shareholders or otherwise might benefit shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Odyssey Trust Company. The transfer agent’s and registrar’s address is 350 – 409 Granville Street, Vancouver, British Columbia, Canada V6C 1T2.

Trading Symbols and Markets

Our common stock is quoted on the OTCQB under the symbol “JSDA”, and on the CSE under the symbol “JSDA”.

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DESCRIPTION OF BUSINESS

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute in the United States and Canada through our network of independent distributors, directly to our national and regional retail accounts and directly to consumers through e-commerce. Our products are sold in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We also sell products in select international markets. We do not directly manufacture our products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various products online, including soda with customized labels and other items, and we license our trademarks for use on products sold by other manufacturers.

Our company is a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 1522 Western Ave, Suite 24150, Seattle, WA 98101. Our telephone number is (206) 624-3357.

Products

Our strategy is to evolve from a craft soda company (Jones Soda) to a diverse beverage company covering additional growing market segments including modern soda (Pop Jones) and the alternative adult beverages (Mary Jones and Spiked Jones). Our product line-up currently consists of the following:

Jones Soda

Jones Soda is our premium carbonated soft drink. We sell Jones Soda in premium glass bottles and cans, with labels featuring photos sent to us by our consumers. Over one million photos have been submitted to us. We believe this unique interaction with our consumers distinguishes our brand and offers a strong competitive advantage for Jones Soda. Additionally, we release various label campaigns that celebrate our consumers and the positive impact such consumers have on the world. Our products are made from high quality ingredients, including cane sugar and natural colors and flavors when possible. We also sell Jones Soda in more traditional flavors such as Cream Soda, Berry Lemonade, Root Beer and Orange & Cream.

Pop Jones (Modern Soda market segment)

We continue to see a growing market in our health focused soda brands, which we consider to be the “modern soda” market. Recent growth by industry competitors such as Poppi and Olipop have proven the growing consumer demand for this market segment. In 2024, Jones launched its Pop Jones product lines to capitalize on this growing market opportunity.

Mary Jones and Spiked Jones (Alternative Adult Beverages market segment)

Hemp-derived Delta-9 THC Products

Jones started offering its hemp-derived Delta-9 THC products in 2024 through the Mary Jones brand, including with a line of four flavors of Mary Jones hemp-derived sodas. Since that time, Mary Jones has expanded its portfolio to include three flavors of 10mg Mary Jones shooters, four flavors of Mary Jones gummies, and a line of Mary Jones zero sugar sodas. We further believe Mary Jones is uniquely positioned to lead in this emerging category. Backed by over two decades of brand equity from Jones Soda, we believe we offer an instantly recognizable name, a loyal consumer base, and a proven reputation for flavor innovation and quality. Although we believe there is currently a growing market for these products as consumers continue to migrate away from traditional beer and wine products, on November 12, 2025, the federal spending legislation passed to reopen the U.S. federal government contained a provision, which when implemented, would materially alter the federal treatment of hemp-derived products by prohibiting the unregulated sale of intoxicating hemp-based or hemp-derived products (including HD9 products), while also capping legal hemp products at 0.4 milligrams of total THC (and similar-effect cannabinoids) per product. The Company believes that when implemented, this legislation would likely require the Company to significantly reformulate or ultimately discontinue the Company’s current hemp-derived HD9 product lines.

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Alcoholic Beverages

We launched in the third quarter of 2025 our line of hard craft sodas “spiked” with alcohol under the brand name “Spiked Jones”. We believe that the trust that our loyal customers place on our brand allows us to enter the alcohol market with a built-in advantage, one that we believe most new and existing competitors cannot replicate.

Fountain (food services market segment)

Drawing inspiration from our traditional bottles, our fountain equipment and cups are branded with an engaging collage of consumer-submitted photos that are inspired by the business themes of our retail partners and the regions in which they are located. Our fountain offerings include traditional flavors such as Cane Sugar Cola, Sugar Free Cola, as well as cane sugar sweetened Ginger Ale, Orange & Cream, Root Beer and Lemon Lime. Rounding out the lineup are two of our most popular cane sugar flavors, Berry Lemonade and Green Apple.

We continue to see opportunities in this market segment for customers looking for differentiated offerings in their fountain soda. While appealing to a broad demographic, we feel that Jones on fountain enhances the consumer experience. We believe our national brand awareness and customer-centric approach make us unique compared to other craft soda competitors within this category.

Co-Brand and Private Label Products

From time to time, when opportunities meet our required financial and operational metrics, we utilize our industry expertise to provide private label products for customers. No material examples of this opportunity occurred in 2025.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our business in the modern soda category through our Pop Jones brand;

●	Expand our business in the alternative adult beverage market

Sales

In 2025, sales in the United States represented approximately 88% of total sales, while sales in Canada represented approximately 12%. Our premium beverage products are sold primarily in grocery stores, convenience and gas stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants as well as through our national accounts with several large retailers.

Mary Jones (HD9) Branded Products

The Company sold our Mary Jones Brand cannabis-infused (THC) business in June 2025. We now license the Mary Jones brand and product formulations to MJ Disruptors, the purchaser of this business. The Company retained the Mary Jones beverage business where the product is derived from hemp (HD9 products). While we continue to sell HD9 products, Congress passed legislation late in 2025 which significantly restricts the amount of THC that can be included in hemp derived HD9 products effectively significantly reducing the market for these products.

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Product Distribution and Sales Strategy

Premium Soda Beverages

Our core products are distributed and sold throughout the United States and Canada and in select international markets. Our primary distribution channels are DSD channel (sales and distribution through our network of independent distributors) and our DTR channel (sales directly to national and regional retail accounts). We also have our online channel for internet sales of various products. We strategically build our national and regional retailer network by focusing on distribution systems that we believe will provide top-line drivers for our products and increased availability and visibility of our products in our core markets. In building and expanding our DSD channel, we also consider international markets and look for regions that data suggests have a high affinity for the Jones brand and can be pursued within our financial resources.

Part of our strategy in building our distribution system is to blend our DSD and DTR distribution channels, delivering different offerings through alternate channels. In addition to determining the most advantageous distribution channel, we work to ensure that our products are placed on shelves that are normally restricted to national mainstream brands and in the cold-aisle of stores, thus providing us access to the important “take home market.” We have also introduced the JONES Cane Sugar Fountain program through a network of fountain distributors in select regions across the United States and Canada to provide our premium products and uniquely customized fountain equipment.

For the years ended December 31, 2025, and 2024 one customer accounted for approximately 31% and nil% of total revenues. Revenues from this customer were generated within the Company’s beverage segment.

For the years ended December 31, 2025, and 2024 a second customer accounted for approximately 4% and 13% of total revenues. Revenues from this customer were generated within the Company’s beverage segment.

We contract with independent trucking companies to have our product shipped from our contract manufacturers to independent warehouses and then on to our distributors and national retail accounts. Distributors then sell and deliver our products either to sub-distributors or directly to retail accounts. We recognize revenue upon receipt by our distributors and national account customers of our products, net of discounts and promotional allowances, and all sales are final; however, in limited instances, due to credit issues, quality or damage issues, or distributor changes, we may accept returned product, which to date has not been material.

DSD (direct store delivery)

We maintain a network of independent distributors across the United States and Canada that sell our portfolio of branded products. We choose our distributors based on our perception of their ability to build our brand franchise in convenience stores, grocery stores, on fountain in restaurants and “up and down the street” in independent accounts such as delicatessens and sandwich shops.

Typically, we grant our independent distributors exclusive distribution rights in defined territories, which may include invasion fees in the event we provide any of our products directly to one of our national retailers located in the distributor’s region. Unless the termination is for “cause”, we are also obligated to pay termination fees for cancellations of most of these written distributor agreements.

We intend to continue our efforts to reinforce and expand our distribution network by partnering with new distributors and replacing underperforming distributors. In addition to the efforts of our independent distributors in obtaining distribution of our products, we actively seek to obtain listings for our products with key retail grocery, convenience and mass merchandiser accounts, which are serviced through our independent distributor network.

Product availability at a specific store location for any of our retailers is subject to the retailer preference, consumer demand, and localized store variances. To find a retailer that carries our products, our product locator is available on our website.

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DTR (direct to retail)

Our direct to retail channel of distribution is an important part of our strategy to target large national or regional restaurant chains and retail accounts, including convenience store chains, mass merchandisers and premier food-service businesses. Through these programs, we negotiate directly with the retailer to carry our products, and the account is serviced through the retailer’s appointed distribution system (rather than through our DSD network). These arrangements are terminable at any time by these retailers or us and contain no minimum purchase commitments or termination fees.

Co-Brand and Private Label Distribution

We offer private label products directly to retailers. Our expertise in innovation and managing the manufacturing process allow for efficiencies for both us and the customer. We are able to produce these products with minimal sell through risk and ship them through our network of independent trucking companies or a preferred partner of the customer.

Fountain Distribution

We sell direct to certain retailers in addition to working with a network of fountain distributors in select focus regions within the United States and Canada to provide our premium products, including our fountain and slush products, and uniquely customized fountain equipment.

Building Our Brand

Premium Soda Brands

Jones Soda has built its brand around distinctive flavors, consumer-generated packaging, and a positioning as an alternative to large mainstream carbonated soft drink brands. Our products are designed to appeal to consumers seeking premium beverages with differentiated flavors and ingredients.

A distinctive feature of the Jones Soda brand is the use of consumer-submitted photography on product labels. We encourage consumers to submit photographs for use on Jones Soda bottles and cans we distribute in retail channels. Our marketing and brand teams then select the photographs they find are best suited for our brand ethos. In addition, consumers and businesses may create personalized labels through the Company’s myJones platform, which allows customers to design custom labeled products using their own photos and messages.

These brand elements are intended to differentiate Jones Soda products within the premium craft soda category and support consumer engagement with the brand.

The Company also periodically introduces limited-edition products tied to entertainment properties and cultural collaborations as part of its broader brand and product strategy.

Marketing and Consumer Engagement

The Company also supports its brand through a combination of digital engagement, retail marketing programs, and participation in community and industry events.

Jones Soda maintains marketing channels across multiple social media platforms and uses these channels to communicate with consumers, gather feedback, and promote new products and initiatives. These platforms provide opportunities for the Company to interact directly with consumers and monitor emerging consumer preferences and trends.

In addition to its social media platforms, the Company supports its retail partners through point-of-sale materials and promotional programs designed to increase product visibility and consumer awareness. In addition, Jones Soda participates in selected events and sponsorships aligned with its brand identity and target customers. These activities may include product sampling and promotional activations designed to increase brand awareness and support retail distribution.

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Product Development

The Company continually develops new beverages and flavor variations in response to evolving consumer preferences and market trends. Product development activities are conducted primarily in-house and involve collaboration with external flavor houses and manufacturing partners.

The product development process typically includes the following steps:

●	Market Evaluation – Identification of potential product opportunities and consumer trends.
●	Financial Evaluation – Analysis of pricing, margins, and commercial viability.
●	Distribution Evaluation – Assessment of available distribution channels and retail opportunities.
●	Production Evaluation – Review of manufacturing capabilities, contract packing capacity, and quality control requirements.

Brand and Design Development – Creation of product concepts, packaging design, and flavor selection.

Limited-Edition Product Launches and Strategic Partnerships

The Company periodically develops limited-edition beverage products tied to entertainment properties, cultural collaborations, and consumer communities. These programs are designed to generate consumer engagement, test new product concepts, and drive demand through specific distribution channels.

For example, in 2025 the Company entered into a merchandise license agreement with ZeniMax Media Inc., a Delaware corporation. ZeniMax owns the “Fallout” name and all names, art, characters, weapons and audio/visual elements from the Fallout franchise which includes the video game and related television series. This license agreement expires on December 31, 2028.

Relying on this merchandise license agreement, the Company introduced a series of beverages inspired by the Fallout video game franchise and television series. The product line included a limited-edition in-game soda, collectible four-packs sold through the Company’s direct-to-consumer website, and a specialty glass bottle format.

The Company also introduced a limited-edition 12-pack format for select club-store retailers. These initial retail allocations sold quickly which led to additional national shipments to club-store partners. While initially the ZeniMax agreement had a nominal impact on our revenue, we experienced a dramatic revenue increase in the fourth quarter resulting from the Fallout video game and television series enthusiasts.

Through these programs, the Company has been exploring a product launch model that includes:

●	Limited edition product releases targeted to specific retail channels, including direct-to-consumer and club-store formats
●	partnerships with entertainment brands and community-focused creators
●	digital promotion and social media engagement to build anticipation prior to launch
●	time-limited product availability designed to concentrate consumer demand

The Company believes this approach can provide an efficient method for testing new products, increasing brand visibility, and supporting retail sell-through in targeted channels.

Mary Jones and Spiked Jones Product Lines

The Company has expanded its product portfolio to include the Mary Jones brand, which offers hemp-derived beverages inspired by the original Jones Soda flavors. The Company differentiates the Mary Jones brand from its traditional soda products in order to comply with regulatory requirements and to clearly distinguish between product categories.

Jones Soda leverages its existing brand recognition and flavor portfolio to support the development and marketing of Mary Jones products while continuing to expand product offerings and flavors within this category.

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Competition

The beverage industry is highly competitive. The Company competes with large global beverage manufacturers, regional beverage companies, specialty beverage producers, and private label suppliers across several product categories. Significant competitors include, but are not limited to, the Coca-Cola Company, PepsiCo, Inc., Nestlé S.A., Keurig Dr Pepper Inc., Danone S.A., Suntory Beverage & Food Limited, Anheuser-Busch InBev, Kirin Holdings, Heineken N.V., Diageo plc, and Red Bull GmbH. Competitive products include numerous nonalcoholic sparkling soft drinks; water products, including flavored and enhanced waters; juices, juice drinks and nectars; dilutable (including syrups and powders); coffees; teas; energy drinks; sports drinks; milk and other dairy-based drinks; plant-based beverages; functional beverages, including vitamin-based products and relaxation beverages; and various other nonalcoholic beverages. These competitive products are sold to consumers in both ready-to-drink and non-ready-to-drink form.

Competitive factors impacting our business include, but are not limited to, pricing, advertising, sales promotion programs, in-store displays and point-of-sale marketing, digital marketing, product and ingredient innovation, availability, increased efficiency in production techniques, the introduction of new packaging as well as new vending and dispensing equipment, contracting with marketing assets (theaters, sports arenas, universities, etc.), and brand and trademark development and protection. Jones Soda competes not only for consumer demand but also for retail shelf space and distributor attention. The Company seeks to differentiate its products through flavor innovation, brand identity, and consumer engagement.

Production

Contract Packing Arrangements

We do not directly manufacture our premium soda beverage products, but instead outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We currently use primary co-packers located in the United States and Canada. Once the product is manufactured, the finished products are stored either at the co-packer’s location or in nearby third-party warehouses. Other than minimum case volume requirements per production batch or “run” for most co-packers, we do not have annual minimum production commitments with our co-packers. Our co-packers may terminate their arrangements subject to the terms of their agreements with us, in which case we could experience disruptions in our ability to supply products to our customers. We continually review our contract packing needs in light of regulatory compliance, capacity, and logistical requirements and may add or change co-packers based on those needs. We also maintain ongoing operational oversight of our co-packers to support product quality, service levels, and supply continuity.

Raw Materials

The raw materials used in the manufacturing of our premium soda beverage products consist primarily of concentrate, flavors, supplements, sugar, bottles, cans, labels, trays, caps and packaging. Substantially all of the raw materials used in the preparation, bottling and packaging of our bottled and canned products are purchased either directly by us or by our contract manufacturers in accordance with our specifications. These raw materials are sourced from suppliers selected by us or approved by our contract manufacturers. We believe we have adequate sources of raw materials, which are available from multiple suppliers.

While we have our own proprietary formulas, we purchase flavor concentrate from our suppliers. Generally, flavor concentrate suppliers own the proprietary rights to the flavors. Although we do not have the list of ingredients or formulas for our flavors, we have exclusive rights to the use of the flavor concentrates developed with our suppliers. In connection with the development of new soda products and flavors, independent suppliers bear a large portion of the expense for product development, thereby enabling us to develop new products and flavors at relatively low cost. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

The costs of raw materials fluctuate and in certain instances we enter into supply agreements to address these risks. We have a fixed price supply agreement with our primary glass supplier which expires at the end of 2028. The price of glass continues to increase due to industry capacity constraints and natural gas cost fluctuations; however, our supply agreement provides us with price protection through 2028.

The cost of cane sugar is subject to market volatility driven by global supply and demand dynamics, weather conditions, and energy costs. Rather than entering into long-term fixed price contracts, we actively manage this exposure by periodically layering in purchase positions to maintain forward coverage at competitive market prices. This procurement approach allows us to secure supply and manage cost risk while maintaining flexibility to benefit from favorable market conditions.

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We actively monitor commodity markets and supplier capacity in an effort to maintain continuity of supply and manage input cost volatility.

Quality Control

Our premium soda beverage products are made from high-quality ingredients and natural and artificial flavors. We seek to ensure that all of our products satisfy our high-quality standards. Contract manufacturers are selected and monitored by our quality control representatives in an effort to ensure adherence to our production procedures and quality standards.

For every batch or “run” of product, our contract manufacturer undertakes extensive testing of product quality and packaging. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. BME (Beginning, Middle, End) samples from each production run are analyzed and categorized in a reference library. For each product, the contract manufacturer must transmit all quality control test results to us for reference following each production run. Our internal quality control specialist selects the flavors we ultimately determine to use.

Testing also includes microbiological checks and other tests to ensure the production facilities meet the standards and specifications of our quality assurance program. Water quality is monitored during production and at scheduled testing times to ensure compliance with beverage industry standards. The water used to produce our products is filtered and is also treated to reduce alkalinity. Flavors are pre-tested by the flavor concentrate supplier before shipment to contract manufacturers. We are committed to ongoing product improvement with a view towards ensuring the high quality of our product through a stringent co-packer selection, training and communication program.

Trademarks, Flavor Concentrate Trade Secrets and Patent Rights

In the United States, we own a number of trademark registrations (designated by the ® symbol) and pending trademark applications (designated by the ™ symbol) for use in connection with our products, including “JONES®,” “JONES SODA CO.® “LEMONCOCCO ®” and “MARY JONES®,”.

In general, trademark registrations expire 10 years from the filing date or registration date, with the exception in Canada, where trademark registrations expire 15 years from the registration date. All trademark registrations may be renewed for a nominal fee.

Although our flavor concentrate suppliers generally own the proprietary rights to the flavors, we have the exclusive rights to our flavor concentrates developed with our current flavor concentrate suppliers, which we protect as trade secrets. We will continue to take appropriate measures to maintain the secrecy and proprietary nature of our flavor concentrates.

We consider our trademarks and trade secrets to be of considerable value and importance to our business.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter to quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of stock keeping units or “SKUs” selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Our Corporate History

We are a Washington corporation formed in 2000 as a successor to Urban Juice and Soda Company Ltd., a Canadian company formed in 1986. Our principal place of business is located at 1522 Western Avenue, Suite 24150, Seattle, Washington 98101. Our telephone number is (206) 624-3357. Our website address is www.jonessoda.com. The information contained on our website is not incorporated by reference into this prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Summary Financial Data,” our financial statements, the accompanying notes, and the other financial information included or incorporated by reference in this prospectus. The following discussion below contains forward-looking statements that involve risks and uncertainties such as our plans, estimates, hopes, beliefs, intentions, and strategies regarding the future. Our actual results could differ materially from those in the forward-looking statements below. Factors that could cause or contribute to such differences in our actual results include, but are not limited to, those discussed below and in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We develop, produce, market and distribute premium beverages that we sell and distribute primarily in North America through our network of independent distributors and directly to our national and regional retail accounts. We also sell premium soda beverage products in select international markets and license hemp infused beverages and syrups in several states. Our premium soda beverage products are sold primarily in grocery stores, convenience and gas stores, on fountain in restaurants, “up and down the street” in independent accounts such as delicatessens, sandwich shops and burger restaurants, as well as through our national accounts with several large retailers. We refer to our network of independent distributors as our direct store delivery (“DSD”) channel, and we refer to our national and regional accounts who receive shipments directly from us as our direct to retail (“DTR”) channel. We do not directly manufacture any of our premium soda beverage products, but instead outsource the manufacturing process to third-party contract manufacturers. We also sell various premium beverage soda products online, including soda with customized labels, wearables, candy and other items, and we license our trademarks for use on products sold by other manufacturers.

Our Focus: Sales Growth

Our focus is sales growth through execution of the following key initiatives:

●	Expand the Jones Soda glass bottle business in existing and new sales channels;

●	Expand our sales in the health conscious modern soda market; and

●	Expand our sales in the Alternative Adult market with our Spiked Jones brands

Results of Operations

The following selected financial and operating data are derived from our condensed consolidated financial statements and should be read in conjunction with our condensed consolidated financial statements.

Three months ended March 31, 2026 and 2025

	2026	2025
	(Dollars in thousands)	(Dollars in thousands)	% Change
Revenue	$12,432	$4,230	193.9%
Cost of Goods Sold	(8,534)	(2,835)	201.0%
Gross Profit	3,898	1,395	179.4%
% of Revenue	31.3%	32.9%

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Quarter Ended March 31, 2026 Compared to Quarter Ended March 31, 2025

Revenue

For the quarter ended March 31, 2026, revenue increased by approximately $8.2 million, or 193.9%, to approximately $12.4 million compared to approximately $4.2 million for the quarter ended March 31, 2025. The increase in sales revenue was primarily the result of Fallout branded products sold through our club channel. HD9 Sales declined from $0.9M to $0.2M in the quarter ended March 31, 2026.

For the quarter ended March 31, 2026, trade spend and promotional allowances, which reduced the amount of revenue for the sales of our product, totaled approximately $1.4 million, an increase of approximately $0.6 million, or 97%, compared to approximately $0.7 million for the quarter ended March 31, 2025, primarily driven trade spend associated with our Fallout branded products sold through our club channel. While total trade spend increased, as a percentage of gross revenue it declined from 13.5% to 9.5% in the first quarter of 2026 compared to the same quarter of 2025.

Gross Profit

For the quarter ended March 31, 2026, gross profit increased by approximately $2.5 million, or 179.4%, to approximately $3.9 million compared to approximately $1.4 million for the quarter ended March 31, 2025 as a result of higher sales revenue in the current quarter. For the quarter ended March 31, 2026, gross margin decreased slightly to 31.3% from 32.9% in the quarter ended March 31, 2025. This 1.6 percentage point decrease in gross profit margin was primarily driven by a decline in sales revenues from our HD9 products in 2026, which generally have higher-margins than our other products. The Company continues to look for opportunities to decrease its cost of goods sold with its co-manufacturers and our warehouse and freight providers.

Selling and Marketing Expenses

Selling and marketing expenses for the first quarter ended March 31, 2026 were approximately $2.0 million, an increase of approximately $0.9 million, or 82.9%, from approximately $1.1 million for the first quarter ended March 31, 2025. This increase was primarily a result of increased Broker and Royalty payments related to fallout product sales. Selling and marketing expenses as a percentage of revenue decreased to 16.4% in the first quarter ended March 31, 2026 from 26.3% in the same period in 2025. We intend to continue to look for clear return on investment from our selling and marketing expenses to drive profitable sales. For the three months ended March 31, 2026 and 2025, non-cash expenses included in selling and marketing expenses (stock compensation and depreciation) were approximately $0.1 million and $0.01 million, respectively.

General and Administrative Expenses

General and administrative expenses for the first quarter ended March 31, 2026 were approximately $1.5 million compared to $1.2 million in the first quarter ended March 31, 2025 or an increase of $0.3 million. This increase was primarily related to increased salary and benefits during the current quarter compared to the same quarter in 2025. General and administrative expenses as a percentage of revenue decreased to 12.1% in the first quarter ended March 31, 2026 from 28.4% in the same quarter in 2025. We intend to continue to look for additional opportunities to reduce our G&A costs. For the three months ended March 31, 2026 and 2025, non-cash expenses included in general and administrative expenses (stock compensation and depreciation) were approximately $0.1 million and 0.1 million, respectively.

Income Tax Expense

We incurred no income tax expense during the quarters ended March 31, 2026 and 2025. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

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Net Income

Net income for the quarter ended March 31, 2026 was approximately $0.1 million compared to net loss of approximately $0.9 million for the quarter ended March 31, 2025 or an improvement of $1.0 million. This increase in net income was primarily due to the increase of $2.5 million in gross profit being partially offset by an increase of $1.2 million in operating expenses, an approximately $0.2 million decrease in income from discontinued operations and an increase in other expenses of approximately $0.1 million in the first quarter of 2026 compared to the first quarter of 2025.

Years Ended December 31, 2025 and 2024

	2025	2024
	(Dollars in thousands)	(Dollars in thousands)	% Change
Revenue	$25,303	$17,793	42.2%
Cost of Goods Sold	(18,539)	(14,132)	(31.2)%
Gross Profit	6,764	3,661	84.8%
% of Revenue	26.7%	20.6%

Net Revenue

For the year ended December 31, 2025, our net revenue was approximately $25.3 million, representing an increase of $7.5 million, or 42.2%, compared to approximately $17.8 million in revenue for the year ended December 31, 2024. This growth in net sales revenue was driven by new core soda sales through the club channel, incremental Direct to Consumer (DTC) sales, increased Food Service sales, increases in Modern Soda sales and increased HD9 sales. The percentage of our revenues generated in Canada for 2025 and 2024 was 11.2% and 17.3%, respectively.

For the year ended December 31, 2025, trade spending and promotional allowances, which reduced our gross revenue from product sales, totaled approximately $2.8 million. This represents a decrease of approximately $1.6 million, or 36.3%, compared to approximately $4.4 million for the year ended December 31, 2024. The primary reason for the decrease was driven by a higher mix of sales with lower trade spend (club and DTC channels). These two channels accounted for 35% of 2025 gross sales compared to 5.6% in 2024.

Gross Profit

For the year ended December 31, 2025, gross profit increased by $3.1 million, or 84.8%, to approximately $6.8 million compared to approximately $3.7 million for the year ended December 31, 2024 driven by the increase in net sales, and lower trade spend driven by product mix in the current year compared to the prior year. The Company made improvements in inventory management in 2025; however, it still had material inventory impairment charges related to the HD9 business driven by legislative changes made by the Federal Government in November 2025.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2025, were approximately $5.3 million, a decrease of $0.3 million, or 5.4%, from approximately $5.6 million for the year ended December 31, 2024. There were large increases to license fees paid ($0.6 million) on Fallout licensed products and increases to brokerage fees ($0.1 million) that were offset by decreases in advertising and promotions ($0.4 million), trade shows and sponsorships ($0.3 million), decreases to consulting ($0.1 million), and decreases to travel ($0.2 million).

As a result, selling and marketing expenses as a percentage of revenue decreased to 21.0% in the year ended December 31, 2025, from 31.4% in the year ended December 31, 2024. We intend to continue to manage selling and marketing expenses with our working capital resources and it is a major management focus to continue to reduce this % of revenue in the coming quarters.

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General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2025 were approximately $6.3 million, a decrease of $1.5 million, or 19.2%, compared to approximately $7.8 million for the year ended December 31, 2024. This decrease was a result of decreased legal and regulatory expenditures related to our Mary Jones business and the Litigation Matters ($0.9 million), travel decreases ($0.3 million), rent decreases ($0.1 million), insurance decreases ($0.3 million), professional services decreases ($0.1 million) and other ($0.2 million) which was offset by increases in salaries and wages ($0.4 million). We intend to carefully manage general and administrative expenses in line with our working capital resources and it is a major management focus to reduce this % of revenue in the coming quarters.

Other income (expense)

Other income (expense) was $3.1 million for the years ended December 31, 2025 compared to other income (expense) of $12,000 for the years ended December 31, 2024. The increase of $3.1 million was due to the gain on the sale of the Company’s cannabis business of $3.9 million which was offset by other expenses of $0.8 million.

Income Tax Expense

We had income tax expense of approximately $8,000 and $25,000 for the years ended December 31, 2025 and 2024, respectively, primarily related to the tax provision on income from our Canadian operations. We have not recorded any tax benefit for the loss in our U.S. operations as we have recorded a full valuation allowance on our U.S. net deferred tax assets. We expect to continue to record a full valuation allowance on our U.S. net deferred tax assets until we sustain an appropriate level of taxable income through improved U.S. operations. Our effective tax rate is based on recurring factors, including the overall consolidated pretax loss, state and foreign income taxes, forecasted mix of income before taxes in various jurisdictions, estimated permanent differences and the recording of a full valuation allowance on our U.S. net deferred tax assets.

Net Loss

Net loss for the year ended December 31, 2025 decreased to approximately $1.8 million from a net loss of $9.9 million for the year ended December 31, 2024 or a decrease of $8.1 million. The majority of the decrease in net loss in 2025 compared to 2024 was primarily driven by the gain on the sale of the Company’s cannabis business ($3.9 million) and a decrease in the loss from operations ($5.0 million).

Liquidity and Capital Resources

Quarter Ended March 31, 2026 Compared to Quarter Ended March 31, 2025

As of March 31, 2026, and December 31, 2025, the Company had cash of approximately $4.4 million and $3.6 million, respectively, and working capital deficiency of approximately $0.2 million and $0.5 million, respectively. The Company reported a net income from continuing operations of approximately $0.1 million for the three months ended March 31, 2026, compared to a net loss from continuing operations of approximately $1.1 million for the three months ended March 31, 2025. As of March 31, 2026, the Company’s accumulated deficit decreased to approximately $94.6 million, compared to approximately $94.7 million as of December 31, 2025.

For the three months ended March 31, 2026, net cash used in continuing operating activities was approximately $0.8 million, a decrease of about $1.0 million compared with $1.9 million used for the same period in 2025. Cash flow from continuing operations prior to the impact of non-cash working capital improved by $1.6 million comparing the first quarter of 2026 to the prior period. First quarter 2026 non-cash working capital increased by $0.6 million driven by investment in inventories ($1.0 million increase) to support the increase in sales compared to the prior period which was partially offset by an increase in short term payables and accrued expenses ($0.4 million increase).

For the three months ended March 31, 2026, investing activities provided net cash of approximately $1.4 million, compared to $nil in 2025. The increase was primarily due to $1.4 million proceeds from sale of the note receivable.

For the three months ended March 31, 2026, net cash provided by financing activities totaled approximately $0.3 million. This amount primarily reflects net proceeds of $0.6 million from the credit facility, partially offset by a payment of approximately $0.3 million on a promissory notes and $0.1 million of repayments under the Company’s insurance financing agreement.

Historically, we have experienced recurring losses from operations and negative cash flows from operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. We have significantly reduced these losses from operations in 2025 and the first quarter of 2026, the Company achieved a positive net income of $0.1 million. The Company continues to focus on reducing its operating expenses while bringing products to market with higher margins and potentially higher customer demand. Additionally, the Company announced a $2.5 million brokered private placement on April 30, 2026, and has a $10 million credit facility with Two Shores Capital Corp (the “Credit Facility”). All advances drawn under the Credit Facility will bear interest at a rate of 13.75% per annum and all present and future obligations arising under the Credit Facility are secured by a first priority security interest in all of the assets of the Company, Jones Soda Co (USA) Inc., the Company’s wholly-owned subsidiary and the Company’s other United States subsidiaries.

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Years Ended December 31, 2025 and 2024

As of December 31, 2025 and 2024, we had cash and cash-equivalents of approximately $3.6 million and $1.3 million, respectively, and working capital of approximately ($0.5) million and $2.0 million, respectively. Net cash used in continuing operations during fiscal years 2025 and 2024 totaled approximately $1.3 million and $6.2 million, respectively which is an improvement of $4.9 million for the year ended December 31, 2025.

For the year ended December 31, 2025, cash used in operating activities decreased by approximately $4.9 million compared to the prior year. This change was primarily driven by an improvement in net loss after adjusting for non-cash items, which decreased by approximately $4.7 million relative to 2024. Cash generated from changes in non-cash working capital compared to the prior year was improved by $0.2 million. We incurred a net loss of approximately $1.8 million from continuing operations in 2025, compared to a net loss of approximately $9.7 million in 2024, reflecting the lower operating loss as well as the impact of the gain on the disposition of subsidiaries. Our accumulated deficit increased to $94.7 million as of December 31, 2025, compared to $92.9 million as of December 31, 2024.

Financing activities provided net cash inflows of approximately $2.5 million for the year ended December 31, 2025, compared to net cash inflows of $3.7 million in 2024. The 2025 inflows were primarily attributable to proceeds from new loan financing and the issuance of promissory notes, partially offset by repayments on existing debt and insurance financing arrangements. In contrast, the 2024 inflows were driven largely by the completion of a private placement offering, which generated net proceeds of $3.6 million, along with net borrowings under the revolving credit facility and proceeds from the exercise of warrants and stock options. These inflows were offset by repayments on the insurance financing agreement and withholding taxes related to restricted share units.

Investing activities provided net cash of approximately $0.4 million in 2025, compared to cash used of $27 thousand in 2024. The increase was primarily due to proceeds received from the disposal of a subsidiary, net of cash disposed, along with the proceeds from the sale of property, plant and equipment.

We have experienced recurring losses from operations and negative cash flows from operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. To address this issue, in the first quarter of fiscal year 2025, the Company changed its senior leadership and is focusing on reducing its operating expenses while bringing products to market with higher margins and potentially higher customer demand. Additionally, on February 19, 2025, the Company, through a wholly-owned subsidiary (the “Subsidiary”), entered into loan agreement (the “Loan Agreement”) with Two Shores Capital Corp (“Two Shores”), pursuant to which the Subsidiary may borrow a maximum aggregate amount of up to $5 million, subject to satisfaction of certain conditions. All advances drawn under the Loan Agreement will bear interest at a rate of 13.75% per annum and all present and future obligations of the Subsidiary arising under the Loan Agreement are secured by a first priority security interest in all of the assets of the Company, the Subsidiary and the Company’s other United States subsidiaries. The Loan Agreement replaces the $2 million revolving credit facility entered into by the Company in March 2024 (the “2024 Credit Facility”). The borrowing base under the Loan Agreement expands the assets that can be financed against from only accounts receivable under the 2024 Credit Facility to accounts receivable, inventory and customer purchase orders. The Loan Agreement was amended on December 1, 2025 to increase the facility to $10 million.

Based on management’s current operating plan, the Company believes its cash on hand, projected cash generated from product sales and funds received from under the Loan Agreement are sufficient to fund the Company’s operations for a period of at least 12 months subsequent to the issuance of the accompanying Consolidated Financial Statements. There is no assurance that management’s current operating plan will be successful.

Seasonality

Our sales are seasonal and we experience fluctuations in quarterly results as a result of many factors. We historically have generated a greater percentage of our revenues during the warm weather months of April through September. Sales may fluctuate materially on a quarter-to-quarter basis or an annual basis when we launch a new product or fill the “pipeline” of a new distribution partner or a large retail partner. Sales results may also fluctuate based on the number of stock keeping units (“SKUs”) selected or removed by our distributors and retail partners through the normal course of serving consumers in the dynamic, trend-oriented beverage industry. As a result, management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this prospectus. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

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There are certain critical accounting estimates that we believe require significant judgment in the preparation of our consolidated financial statements. We have identified below our accounting policies that we use in arriving at key estimates that we consider critical to our business operations and the understanding of our results of operations. This is not a complete list of all of our accounting policies, and there may be other accounting policies that are significant to us. For a detailed discussion on the application of these and our other accounting policies, see Note 1 to Consolidated Financial Statements of this prospectus.

Revenue Recognition

We recognize revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. We only apply the five-step model (as described in Note 1 to the Consolidated Financial Statements of this prospectus) to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods and services transferred to the customer.

Inventory

We hold raw materials and finished goods inventories, which are manufactured and procured based on our sales forecasts. We value inventory at the lower of cost or net realizable value and include adjustments for estimated obsolete or excess inventory, on a first in-first out basis. These valuations are subject to customer acceptance, planned and actual product changes, demand for the particular products, and our estimates of future realizable values based on these forecasted demands. We regularly review inventory detail to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions and general economic conditions. The amount and timing of write-downs for any period could change if we make different judgments or use different estimates. We also determine whether a provision for obsolete or excess inventory is required on products that are over 12 months from production date or any changes related to market conditions, slow-moving inventory or obsolete products.

Trade Spend and Promotion Expenses

Throughout the year, we run trade spend and promotional programs with distributors and retailers to help promote on- shelf discounts to our consumers.

Additionally, in more limited instances, we enter into customer marketing agreements or various other slotting arrangements. The provisions for discounts, slotting fees and promotion allowances are recorded as an offset to revenue and shown net on the consolidated statements of operations. Estimates are made to accrue for amounts that have not yet been invoiced in the month that the program occurs, or in the case of slotting, when the commitment is made.

Income Taxes

We establish income tax liabilities to remove some or all of the income tax benefit of any of our income tax positions based upon one of the following:

●	the tax position is not “more likely than not” to be sustained,
●	the tax position is “more likely than not” to be sustained, but for a lesser amount, or
●	the tax position is “more likely than not” to be sustained, but not in the financial period in which the tax position was originally taken.

Our liability for uncertain tax positions contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures associated with our various tax positions.

Our income tax returns, like those of most companies, are periodically audited by domestic and foreign tax authorities. These audits include questions regarding our tax positions, including the timing and amount of deductions and the allocation of income among various tax jurisdictions. As these audits progress, events may occur that cause us to change our liability for uncertain tax positions. To the extent we prevail in matters for which a liability for uncertain tax positions has been established, or are required to pay amounts in excess of our established liability, our effective tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement generally would require use of our cash and may result in an increase in our effective tax rate in the period of resolution. A favorable tax settlement may be recognized as a reduction in our effective tax rate in the period of resolution.

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MANAGEMENT

The following table provides information regarding our executive officers and members of our Board of Directors (ages as of the date of this prospectus):

Name	Age	Title
Scott Harvey	64	Chief Executive Officer and President
Brian Meadows	61	Chief Financial Officer
Darcey Macken	50	Chief Operating Officer
Paul Norman	61	Chairman of the Board of Directors
Ronald Dissinger	67	Director
Clive Sirkin	63	Director
Gregg Reichman	65	Director

Executive Officers

Scott Harvey, Chief Executive Officer and President

Scott Harvey was appointed as the Company’s Chief Executive Officer and President on February 5, 2025. Prior to joining the Company, Mr. Harvey served as Brand President of Dunn Brothers Coffee, a chain of coffee shops offering small-batch roast coffee, from July 2023 to February 2025. He has also held executive posts with Golden Krust Caribbean Bakery as President and Chief Executive Officer from January 2022 to July 2023, Black Rifle Coffee Company as President and Chief Operating Officer from September 2018 to August 2021, Nathan’s Famous as Executive VP from July 2015 to September 2018 and Einstein Noah Restaurant Group as SVP Restaurant Operations from January 1995 to June 2015. Mr. Harvey earned a B.S. in hotel and restaurant management from Johnson & Wales University.

Brian Meadows, Chief Financial Officer

Brian Meadows was appointed as the Company’s Chief Financial Officer on February 5, 2025. Mr. Meadows brings to the Company experience as a senior executive of companies in several industries. Since October 2020, Mr. Meadows has served as Chief Financial Officer of Atmofizer Technologies Inc. (CSE: ATMO) (OTC PINK: ATMFF), a clean technology company. From December 2020 to December 2024, Mr. Meadows served as Chief Financial Officer for Simply Better Brands Corporation (TSXV: SBBC) (OTCQX: SBBCF), a platform with diversified assets in the plant-based and wellness consumer product categories, and from 2018 to 2020 he worked as an independent consultant. From 2007 to 2018, Mr. Meadows served as Chief Financial Officer and from 2011 until 2018 he served as President of GLG Life Tech Corporation (TSX: GLG), a sustainable and vertically integrated producer of zero-calorie natural sweeteners. Mr. Meadows holds a BBA from Wilfrid Laurier University and an MBA from the University of Glasgow, and has both Certified Financial Analyst (CFA) and a Certified Public Accountant (CPA) designations.

Darcey Macken, Chief Operating Officer

Darcey Macken was appointed as the Chief Operating Officer on December 8, 2025. Since January 2023, Ms. Macken has served as CEO and Co-Founder of Myna Snacks, Inc., a digital snacking company launched in partnership with creator Imane “Pokimane” Anys and backed by Connect Ventures, where she built the organization, commercial model, and product portfolio while activating a large global audience. From October 2019 to October 2022, Ms. Macken was CEO of Planterra Foods, where she established the OZO™ plant-based protein brand, renovated a large-scale manufacturing facility, and launched more than 20 products across 12 countries. From April 2015 to October 2019, she held senior leadership roles at Sovos Brands and Noosa yoghurt, including serving as CEO/General Manager, where she led the business through its acquisition and drove revenue growth from approximately $45 million to more than $200 million. Ms. Macken spent over a decade at the Kellogg Company in multiple executive positions, including President of U.S. Sales and Senior Vice President, Global Sales, where she oversaw multibillion-dollar revenue portfolios, built global sales enablement frameworks, and drove operational and commercial excellence. She brings extensive experience in brand building, product innovation, global sales leadership, operational scale-up, and cross-functional team development. Ms. Macken holds a BBA from Mercer University.

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Directors

Paul Norman, Chairman of the Board of Directors

Paul Norman has been a director of the Company since August 2019 and has served as the Chairman of the Company’s Board of Directors since March 15, 2022. In addition, from October 25, 2024 to February 5, 2025, Mr. Norman served as Interim Chief Executive Officer of the Company and from November 12, 2024 until February 5, 2025, he served as Interim Chief Financial Officer of the Company. Mr. Norman is a global consumer products leader with over 30 years of experience creating brand and shareholder value. Until May 21, 2025, he served as a director of TRUBAR Inc. (formerly Simply Better Brands Corp.) (TSX-V: SBBC) (OTCQX: SBBCF), a platform with diversified assets in the plant-based and wellness consumer product categories. Mr. Norman previously served as Chief Executive Officer of Blue Triton Brands from 2022 to 2023, the President of CHW Acquisition Corporation (Nasdaq: CHWA), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, from February 2021 to August 2022, when such company completed a business combination transaction. From 2019 to 2020, he served as chairman and CEO of Heavenly RX, a privately held CBD wellness company. Prior to Heavenly RX, Mr. Norman spent three decades at the Kellogg Company, the multinational food-manufacturing company, where he served as President of Kellogg’s North American business from 2015 to 2018, and Chief Growth Officer from 2013 to 2015. In addition to his time at Kellogg, from 2016 to 2018 Mr. Norman served as a member of the Grocery Manufacturers Association board of directors, where he served on the executive committee. He also served as a Trustee of the Food Marketing Institute Foundation board from 2016 to 2018. Mr. Norman received a bachelor’s degree with honors in French from Portsmouth Polytechnic. Mr. Norman was originally an “Investor Designee” of Heavenly RX, as defined in the Investor Rights Agreement dated as of July 11, 2019 by and among the Company, Heavenly RX Ltd. and certain shareholders named therein (“IRA”), and was appointed to the Board of Directors in accordance with the terms and conditions of such agreement. We believe Mr. Norman is qualified to serve as a director of our Company because of his extensive experience in the food and beverage industry as well as his experience holding senior executive positions in a Fortune 500 public company.

Ronald Dissinger, Director

Ronald Dissinger has served as a director of the Company since May 2023 and from November 4, 2024 until November 12, 2024, he served as Interim Chief Financial Officer of the Company. Prior to joining the Board, from January 2010 until his retirement in 2017, Mr. Dissinger served as the Senior Vice President and Chief Financial Officer of the Kellogg Company. Previously, Mr. Dissinger had served in a number of financial roles with the Kellogg Company, including Assistant Controller, Vice President and Chief Financial Officer Europe, and Vice President and Chief Financial Officer North America. Mr. Dissinger obtained a bachelor of science from Albright College in 1980 and is also a Certified Management Accountant. We believe Mr. Dissinger brings to our Board of Directors executive leadership experience and expertise and finance and accounting.

Clive Sirkin, Director

Clive Sirkin has been a director of the Company since August 2019. Mr. Sirkin is a seasoned marketing executive who has held various executive roles in large multinational consumer packaged goods companies. He was most recently the Chief Growth Officer for the Kellogg Company from January 2016 through February 2019. In this capacity he was a member of the company’s Executive Committee and was responsible for research and development, innovation, sales, marketing, research and analytics and setting the category strategy for the company. Prior to Kellogg, Mr. Sirkin served as the Chief Marketing Officer of Kimberly-Clark from March 2012 to November 2015, overseeing all marketing across their business to business and business to consumer divisions. This followed a more than 16 year career in advertising at Leo Burnett, where he served in various leadership capacities across multiple geographies culminating in being named Group Managing Director with responsibility for setting the global business strategy for the group. He also served on the Global Executive Committee and the board of the company. Mr. Sirkin currently serves on the boards of Screendragon ltd., UCAN, 70 Faces Media and Marketeam.ai and previously served on the board of Fyllo Tech. He earned a B. Comm. degree from the University of Witwatersrand in South Africa. Mr. Sirkin was originally an “Investor Designee” of Heavenly RX, as defined in the IRA, and was appointed to the Board of Directors in accordance with the terms and conditions of such agreement. We believe Mr. Sirkin is qualified to serve on our Board of Directors because of his marketing expertise and experience in the food industry.

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Gregg Reichman, Director

Gregg Reichman has been a director of the Company since February 2023. Mr. Reichman has served as the Co-Founder of Active Funding Group LLC (“AFG”) since 2009, a business that focuses on entrepreneurial real estate ventures and on the distressed real estate sector. Under Mr. Reichman’s guidance, AFG grew from a startup to a successful private lending company. We believe Mr. Reichman brings to our Board of Directors executive leadership experience and experience with mergers and acquisitions.

Family Relationships and Other Arrangements

There are no family relationships among our directors and executive officers. There are no arrangements or understandings between or among our executive officers and directors pursuant to which any director or executive officer was or is to be selected as a director or executive officer.

Involvement in Certain Legal Proceedings

Other than as set forth below, we are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Paul Norman, our Chairman of the Board of Directors, and Brian Meadows, our Chief Financial Officer, were each members of the board of managers of Purekana, LLC, a Delaware limited liability company (“Purekana”) when Purekana filed a voluntary petition for relief under Chapter 7 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of New Jersey on April 3, 2024.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. We currently have four directors, who are elected annually. Our current directors will continue to serve as directors until their death, resignation, removal or successor is duly elected. No director is required to make any specific amount or percentage of his business time available to us. Each of our officers intends to devote such amount of his time to our affairs as is required or deemed appropriate.

Director Independence

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, our Board of Directors has determined each of Messrs. Norman, Dissinger, Reichman and Sirkin do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under The Nasdaq Stock Market. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation and Governance Committee (the “Compensation Committee”), and a Mergers and Acquisitions and Investments Committee. Our entire Board of Directors serves in place of a Nominating Committee, and our independent directors are responsible for, among other things, identifying individuals qualified to become members of our Board of Directors and approving director candidates for election to our Board of Directors. The composition and responsibilities of each of the committees of our Board of Directors are described below. Members serve on these committees until their death, resignation or until otherwise determined by our Board of Directors. Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

The Audit Committee represents our Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices, and any related party transactions. Among its responsibilities, the Audit Committee: is responsible for selecting, retaining or replacing our independent auditors; reviewing the scope, fees and result of their audit; reviewing the independence of our auditors; reviewing and approving any non-audit services and related fees; being informed of the auditors significant audit findings and management’s responses; reviewing the adequacy of our accounting and financial personnel; reviewing our financial reporting processes and internal controls over financial reporting and disclosure controls and procedures; and overseeing legal and regulatory compliance matters, including reviewing and approving all significant related party transactions and potential conflict of interest situations. In addition, our Audit Committee reviews our quarterly and annual financial statements and recommends their acceptance to our Board of Directors. The Audit Committee also periodically reviews, in consultation with the Compensation Committee, our Code of Conduct and Code of Ethics, and establishes and reviews (a) procedures for receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on a periodic basis, and by the Board of Directors as appropriate. A current copy of the charter is available on our website at www.jonessoda.com under the Investor Relations tab under the heading “Corporate Governance.”

The Audit Committee is currently comprised of Messrs. Dissinger (Chair), Sirkin, and Reichman. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Dissinger, Sirkin, and Reichman qualify as an “independent” director under applicable SEC and Nasdaq rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The Board of Directors have determined that Ronald Dissinger qualifies as an “audit committee financial expert” as defined under applicable SEC rules.

Compensation and Governance Committee

The Compensation Committee is currently comprised of Messrs. Sirkin (Chair), Norman, and Dissinger. Our Board of Directors has determined that, after consideration of all relevant factors, each of the directors who served on the Compensation Committee during the year ended December 31, 2025, qualified as “independent” and “non-employee” directors under applicable Nasdaq and SEC rules and qualified as an “outside director” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to our Board of Directors regarding our general compensation policies as well as the compensation plans and specific compensation levels for our executive officers.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed by the committee on an annual basis, and by our Board of Directors as appropriate. A copy of the Compensation Committee charter is available on our website at www.jonessoda.com under the Investor Relations tab under the heading “Corporate Governance.”

The primary functions of the Compensation Committee are to (i) assist our Board of Directors with its responsibilities relating to compensation of our Chief Executive Officer and other executives, employees and directors who are not our employees, (ii) advise our Board of Directors in connection with our retirement, welfare and other benefit plans, (iii) develop, update, as necessary, and recommend to our Board of Directors corporate governance principles and policies applicable to us, and monitor compliance with such principles and policies and (iv) administer our Clawback Policy. The Compensation Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the committee, our Board of Directors or our officers. Additionally, the Compensation Committee, in its sole discretion, may retain compensation consultants, independent counsel, accounting and other professionals without seeking approval of our Board of Directors with respect to the selection, fees or retention terms for these advisors. The Compensation Committee did not retain a compensation consultant in 2025. Under its charter, the Compensation Committee establishes and annually reviews policies regarding executive compensation. With respect to our Chief Executive Officer, the Compensation Committee solicits input from the full Board of Directors and, based on that input, develops corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and recommends to our Board of Directors the Chief Executive Officer’s compensation based on this evaluation and other relevant information. For other executive officers, the Chief Executive Officer provides the Compensation Committee with a performance assessment and recommendation regarding performance goals and compensation. The Compensation Committee reviews this information and the recommendations, as well as other relevant information, and recommends the compensation of these officers on an annual basis to our Board of Directors for approval. With respect to equity grants, the Compensation Committee has the authority, without approval from our Board of Directors, to approve all equity awards to employees and executive officers, although our general practice is to obtain approval from our Board of Directors of equity awards.

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The Chief Executive Officer reports to the Compensation Committee periodically on the results of the evaluations of our executive officers (other than the Chief Executive Officer). In addition to the Chief Executive Officer’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in recommending to our Board of Directors compensation packages that will enable us to attract and retain key talent.

Under its charter, the Compensation Committee also reviews director compensation practices, including analysis of our practice in comparison to other companies, and recommends to our Board of Directors revisions to the Company’s director compensation program. In addition, the Compensation Committee develops, periodically reviews and recommends to our Board of Directors director and executive stock ownership guidelines, and provides oversight and recommendations to our Board of Directors regarding our tax-qualified and nonqualified benefit plans. In addition, the Compensation Committee develops and recommends to our Board of Directors procedures for selection of the Chairperson of the Board, and helps develop an annual meeting calendar for our Board of Directors. The Compensation Committee recommends to our Board of Directors, as appropriate, the number, type, functions and structure and independence of the committees of our Board of Directors, and helps determine procedures for selection of the Chief Executive Officer and assists with the development and maintenance of a succession plan. The Compensation Committee also periodically reviews, in consultation with the Audit Committee, our Code of Conduct and Code of Ethics, and consults with and supports the Audit Committee with respect to the establishment of (a) procedures for receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Compensation Committee also develops, reviews and recommends such other corporate governance policies and principles as it deems appropriate.

Mergers and Acquisitions and Investment Committee

The Mergers and Acquisitions and Investments Committee examines possible strategic acquisitions and significant investments by us to formulate recommendations concerning any such possible transactions to our Board as a whole. The Mergers and Acquisitions and Investments Committee is currently comprised of Messrs. Reichman (Chair), Dissinger, and Norman.

Code of Ethics and Code of Conduct

We have a Code of Ethics that applies to our Chief Executive Officer and other senior financial officers, as well as a Code of Conduct applicable to all directors, officers and employees. A copy of each is posted on our website at www.jonessoda.com under the Investor Relations tab, under “Corporate Governance” and under the headings “Code of Ethics” and “Code of Conduct,” respectively. If we waive any material provision of our Code of Conduct or Code of Ethics for our Chief Executive Officer or senior financial officers or substantively change the codes, we will disclose that fact on our website within four business days.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2025 and 2024, all compensation awarded or paid by us to, or earned by, the following persons (referred to as our “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)	Total
Scott Harvey (3)	2025	320,833	52,500			1,010,933	6,762	1,391,028
Chief Executive Officer	2024	-	-	-		-	-	-
Paul Norman (4)	2025	-	-	-		-	-	-
Former Interim Chief Executive Officer and Interim Chief Financial Officer	2024	-	-	80,000	(3)	-	-	80,000
Brian Meadows (5)	2025	236,280	22,500	-		169,961	984	429,725
Chief Financial Officer	2024	-	-	-		-	-	-
Jerry Goldner	2025	250,001	23,625	-		-	14,442	288,068
Former Chief Growth Officer(6)	2024	250,000	-	-		225,855	-	475,855
Darcey Macken	2025	19,422	-	-		261,050	-	280,041
Chief Operating Officer(7)	2024	-	-	-		-	-	-

(1)	Stock awards awarded to NEOs consist primarily of RSUs issued under the Company’s 2022 Omnibus Equity Incentive Plan (the “2022 Plan”). The amounts shown do not reflect whether the recipient has actually realized or will realize a financial benefit from such awards. The amounts shown represent the aggregate grant date fair value of awards granted as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). See Note 7 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.
(2)	Represents the aggregate grant date fair value for awards granted, as applicable, in accordance with ASC Topic 718. See Note 7 to our consolidated financial statements incorporated by reference in this Amendment No 1 regarding the assumptions underlying the valuation of equity awards.
(3)	Mr. Harvey entered into an employment contract to serve as Chief Executive Officer on February 5, 2025 and was granted 4 million stock options with a vesting period of four years.
(4)	Mr. Norman served as Interim Chief Executive Officer from October 25, 2024 to February 5, 2025 and Interim Chief Financial Officer from November 12, 2024 to February 5, 2025. He did not receive any compensation for this role. Mr. Norman’s stock compensation is presented under the “Director Compensation” section below.
Mr. Norman was granted restricted stock units in connection with his service on the Board and as chair of the Board.
(5)	Mr. Meadows entered into an employment contract to serve as Chief Financial Officer on February 5, 2025. Mr. Meadows also served as a consultant for the month of January 2025 through February 4, 2025 prior to entering the contract on February 12, 2025. Mr. Meadows received a stock option grant of 1,250,000 options with a vesting period of 4 years and an additional retention bonus grant of 750,000 options in August 2025 with a vesting period of 3 years.
(6)	On December 8, 2025, Jerry Goldner resigned as the Company’s Chief Growth Officer and accepted the position as the Company’s Senior Vice President, Partnerships.
(7)	Ms. Macken entered into an employment contract to serve as Chief Operating Officer on December 8, 2025 and was granted 1,200,000 stock options with a vesting period of four years.

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Narrative Disclosure to Summary Compensation Table

The following describes the material factors necessary to understand the compensation disclosed in the Summary Compensation Table above.

Scott Harvey. Mr. Harvey, the Company’s CEO has an annual base salary of $350,000 as of February 5, 2025. Additionally, Mr. Harvey is eligible to receive an annual cash bonus of $175,000 (the “Annual Bonus”) in the event that the Company achieved annual revenues in the applicable fiscal year of at least $24,947,871 (calculated in accordance with Generally Accepted Accounting Principles in the United States) (the “Harvey Revenue Target”) and at least $nil in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) (the “Harvey EBITDA Target”). Based on the Company’s performance, Mr. Harvey did receive an Annual Bonus payment in 2025.

Pursuant to the terms of the employment agreement between the Company and Scott Harvey, on February 5, 2025, the Board granted Mr. Harvey non-qualified stock options to purchase 4,000,000 shares of common stock of the Company pursuant to the 2022 Plan. The options were subject to time-based vesting as follows, in each case subject to Mr. Harvey’s continued service through the applicable time vesting date: (1) 1,000,000 of the options vested on February 5, 2026, (2) an additional 1,000,000 of the options scheduled to vest on February 5, 2027, (3) an additional 1,000,000 of the options scheduled to vest on February 5, 2028, and (4) the remaining 1,000,000 of the options scheduled to vest on February 5, 2029.

Brian Meadows. Mr. Meadows, the Company’s CFO has an annual base salary of $250,000 as of February 5, 2025. Additionally, Mr. Meadows is eligible to receive an annual cash bonus of $87,500 (the “Annual Bonus”) in the event that the Company achieved annual revenues in the applicable fiscal year of at least $24,947,871 (calculated in accordance with Generally Accepted Accounting Principles in the United States) (the “Meadows Revenue Target”) and at least $nil in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) (the “Meadows EBITDA Target”). Based on the Company’s performance, Mr. Meadows did receive an Annual Bonus payment in 2025.

Pursuant to the option agreement between the Company and Brian Meadows, on January 5, 2025, the Board granted Mr. Meadows non-qualified stock options to purchase 1,250,000 shares of common stock of the Company pursuant to the 2022 Plan. The options were subject to time-based vesting as follows, in each case subject to Mr. Meadows’ continued service through the applicable time vesting date: (1) 312,500 of the options vested on January 5, 2026, (2) an additional 312,500 of the options scheduled to vest on January 5, 2027, (3) an additional 312,500 of the options scheduled to vest on January 5, 2028, and (4) the remaining 312,500 of the options scheduled to vest on January 5, 2029. Additionally, the Board granted Mr. Meadows non-qualified stock options to purchase 750,000 shares of common stock of the Company pursuant to the 2022 Plan on August 25, 2025. The options were subject to time-based vesting as follows, in each case subject to Mr. Meadows’ continued service through the applicable time vesting date: (1) 250,000 of the options vesting on August 25, 2026, (2) an additional 250,000 of the options scheduled to vest on August 25, 2027, and (3) the remaining 250,000 of the options scheduled to vest on August 25, 2028.

Jerry Goldner. Mr. Goldner has served as our Chief Growth Officer since October 23, 2023. Pursuant to an employment agreement between the Company and Mr. Goldner, dated October 23, 2023 (the “Goldner Employment Agreement”), Mr. Goldner is entitled to a base salary of $250,000 per year (the “Goldner Base Salary”), and is eligible for an annual cash bonus of $87,500 (the “Goldner Annual Bonus”) in the event that the Company achieves annual revenues in the applicable fiscal year of an amounts established annually by the Compensation Committee (the “Goldner Revenue Target”) and in an amount in annual adjusted EBITDA (as calculated in a manner consistent with the calculation of adjusted EBITDA in the previous fiscal year) as established annually by the Compensation Committee (the “Goldner EBITDA Target”). In accordance with the terms of the Goldner Employment Agreement as part of the Goldner Annual Bonus, Mr. Goldner is eligible for an additional payment if the Company’s annual revenues and adjusted EBITDA both exceed the Goldner Revenue Target and the Goldner EBITDA Target respectively by at least 1%. The Annual Bonus is to be adjusted upward by 1% of the Goldner Base Salary, up to a maximum of 15% of the Goldner Base Salary, for each 1% of the lesser of either the Company’s actual annual revenues exceeding the Goldner Revenue Target or annual adjusted EBITDA exceeding the Goldner EBITDA Target. According to the Goldner Employment Agreement, the total Goldner Annual Bonus paid in any given year shall not exceed 50% of the Goldner Base Salary. Based on the Company’s performance, Mr. Goldner did not receive a Goldner Annual Bonus in 2024 but he did in 2025.

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Pursuant to the terms of the Goldner Employment Agreement, on October 23, 2023, the Board granted Mr. Goldner non-qualified stock options to purchase 1,200,000 shares of common stock of the Company pursuant to the 2022 Plan. The options are subject to time-based vesting as follows, in each case subject to Mr. Goldner’s continued service through the applicable time vesting date: (1) 400,000 of the options vested October 24, 2024, (2) an additional 400,000 of the options vested on October 24, 2025, and (3) the remaining 400,000 of the options shall vest on October 24, 2026.

Darcey Macken. Ms. Macken has served as our Chief Operating Officer since December 8, 2025. Pursuant to an employment agreement between the Company and Ms. Macken, dated December 8, 2025, (the “Macken Employment Agreement”), Ms. Macken is entitled to receive an annual base salary of $300,000. Additionally, for each fiscal year during the term of her employment, Ms. Macken is eligible to receive an annual cash bonus of up to 35% of her annual base salary at the discretion of the Company’s Board of Directors. Further, Ms. Macken was granted non-qualified stock options to purchase up to 1,200,000 shares of the Company’s common stock under the Company’s 2022 Omnibus Equity Incentive Plan (the “Macken Stock Options”). The Macken Stock Options are scheduled to vest as follows: (i) 300,000 Macken Stock Options on December 8, 2026; (ii) 300,000 Macken Stock Options on December 8, 2027; and (iii) 300,000 Macken Stock Options on December 8, 2028; and (iv) the remaining 300,000 Macken Stock Options on December 8, 2029, in each case subject to Ms. Macken’s continued service with the Company as a consultant or an executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about outstanding equity awards held by each of our Named Executive Officers as of December 31, 2025.

		Option Awards
	Grant	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration
Name	Date	Exercisable	Unexercisable	Price ($)	Date
Scott Harvey(1)	2/5/2025	-	4,000,000	$0.31	2/4/2035
Paul Norman(2)	-	-	-	-	-
Jerry Goldner(3)	10/24/2023	400,000	800,000	$0.21	10/24/2033
Brian Meadows(4)	1/5/2025	-	1,250,000	$0.167	1/2/2035
Darcey Macken(5)	12/8/2025	-	1,200,000	0.18	12/8/2035

(1)	Mr. Harvey’s was granted 4,000,000 stock options granted in February 2025 with vesting over 4 years.

(2)	Mr. Norman served as Interim Chief Executive Officer from October 25, 2024 to February 5, 2025 and Interim Chief Financial Officer from November 12, 2024, to February 5, 2025. He did not receive any compensation for this role. Mr. Norman’s stock compensation is presented under the Board of Directors Compensation information.

(3)	Mr. Goldner was granted stock options in October of 2023 which vest over a period of 36 months, with 33% vesting after one year (in each case, subject to Mr. Goldner’s continued service with the Company).

(4)	Mr. Meadows was granted 1,250,000 stock options in January 2025 with vesting over 4 years.

(5)	Ms. Macken was granted 1,200,000 stock options in December 2025 with vesting over 4 years.

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Additional Narrative Disclosure

On March 15, 2022, our Board adopted the 2022 Plan, which became effective upon approval by our shareholders on May 16, 2022. Under the 2022 Plan, the sum of (i) 10,000,000 shares of the Company’s common stock, plus (ii) the number of shares of common stock reserved, but unissued under the 2011 Plan, plus (iii) the number of shares of common stock underlying forfeited awards under the 2011 Plan are initially available for issuance of awards under the 2022 Plan. Additionally, the number of shares of the Company’s common stock available reserved under the 2022 Plan is subject to an annual increase on the first day of each calendar year beginning with the first January 1 following the effective date of the 2022 Plan and ending with the last January 1 during the initial ten-year term of the 2022 Plan, equal to the lesser of (A) 4% of the shares of the Company’s common stock outstanding (which shall include shares issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares, including without limitation, preferred stock, warrants and employee options to purchase any shares) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of common stock as determined by our Board. The Company may grant incentive stock options, non-statutory stock options, stock appreciation rights, RSUs, restricted stock units and other stock-based awards to participants to acquire shares of Company common stock under the 2022 Plan. The 2022 Plan will be administered by the plan administrator (as defined in the 2022 Plan).

Compensation Practices

We have evaluated the risks arising from our compensation policies and practices for our employees and concluded that such risks are not reasonably likely to have a material adverse effect on the Company. In this regard, the following factors, among others, were considered:

●	Compensation is in line with the Company’s business plan and discourages inappropriate risk-taking for short-term gains;
●	Long-term incentive compensation is primarily in the form of stock options that generally vest over multiple year periods, thereby aligning the interests of management and other key employees with the long-term interests of our shareholders;
●	Annual cash bonuses can be both discretionary, and in the case of certain executives, governed by a fixed formula as outlined in an employment agreement; and
●	Sales commissions are not an element of our compensation practices for our Named Executive Officers or other senior management.

Company Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Compensation Committee last granted a stock option in March 27, 2026. The Company does not (i) grant stock options or similar awards to directors, officers and significant shareholders who file reports with the SEC under Section 16(a) under the Exchange Act or other Vice Presidents and above who directly report to the Chief Executive Officer, in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s shares of common stock, such as a significant positive or negative earnings announcement, or (ii) time the public release of such information based on stock option grant dates. In addition, the Company does not grant stock options or similar awards during the four business days prior to or the one business day following the filing of periodic reports or the filing or furnishing of a Current Report on Form 8-K that discloses material nonpublic information. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of the Company’s stock on the date of grant. The Company typically grants annual retention stock options to all of its employees during the Compensation Committee meeting taking place in the first quarter of each year. The Company also grants stock options to new hires soon after the employee start date.

The Company’s executive officers would not be permitted to choose the grant date for any stock option grants.

During fiscal 2025, Scott Harvey, the Company’s Chief Executive Officer and President, was granted options to purchase 4,000,000 shares of the Company’s common stock under the Company’s 2022 Omnibus Equity Incentive Plan (the “Harvey Stock Options”). The Harvey Stock Options are scheduled to vest as follows: (i) 1,000,000 Harvey Stock Options on February 4, 2026; (ii) 1,000,000 Harvey Stock Options on February 4, 2027; (iii) 1,000,000 Harvey Stock Options on February 4 2028 and (iv) the remaining 1,000,000 Harvey Stock Options on February 4, 2029, in each case subject to Mr. Harvey’s continued service with the Company as an executive officer.

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Brian Meadows, the Company’s Chief Financial Officer, was granted options to purchase (i) 750,000 common shares of the Company under the Company’s 2022 Omnibus Equity Incentive Plan upon the Company’s completion of certain milestones and (ii) up to 1,250,000 shares of the Company’s common stock under the Company’s 2022 Omnibus Equity Incentive Plan (the “Meadows Stock Options”). The Meadows Stock Options are scheduled to vest as follows: (i) 416,667 Meadows Stock Options on January 2, 2026; (ii) 416,667 Meadows Stock Options on January 2, 2027; and (iii) the remaining 416,667 Meadows Stock Options on January 2, 2028, in each case subject to Mr. Meadows’ continued service with the Company as a consultant or an executive officer.

Director Compensation

The following table sets forth information with respect to compensation paid by us to our non-employee directors during the last completed fiscal year ended December 31, 2025:

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Paul Norman(3)	-	83,721	-	-	-	-	83,721
Clive Sirkin	-	83,721	-	-	-	-	83,721
Ronald Dissinger	-	83,721	-	-	-	-	83,721
Gregg Reichman	-	83,721	-	-	-	-	83,721
Mark Murray(4)	-	68,023	-	-	-	-	68,023

(1)	The amounts in this column represent the aggregate grant date fair values for stock awards, computed in accordance with ASC Topic 718 for awards granted during the current year. For a discussion of valuation assumptions, see Note 7 to our financial statements included in our 2025 Annual Report.

(2)	The amounts in this column represent the aggregate grant date fair values for stock option awards, computed in accordance with ASC Topic 718 for awards granted during the current year. For a discussion of valuation assumptions, see Note 7 to our financial statements included in our 2025 Annual Report.

(3)	Mr. Norman served as Interim Chief Executive Officer from October 25, 2024, to February 5, 2025 and Interim Chief Financial Officer from November 12, 2024 to February 5, 2025, but did not receive any additional compensation for serving in such capacity. Mr. Norman’s compensation for service on the Board is reported in the summary compensation table above.

(4)	Mark Murray retired from the Board on July 13, 2026.

In February 2023, the Board adopted a non-employee director compensation plan that consisted of a combination of cash and stock options.

We also maintain liability insurance for all of our directors and executive officers.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two fiscal years, except the loan agreement between the Company and Mr. Norman, described below, there were no transactions to which we were a party, including transactions in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. Except as set forth herein, we are not a party to any related party transactions and no transactions are currently proposed in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

On May 7, 2025, we entered into a loan agreement with the Chairman of our Board of Directors in the amount of $450,000. The interest rate on this loan is 12% per annum. The principal, together with accrued interest and a loan fee of $22,000 was due in full by October 10, 2025, which has been paid off. A $22,000 loan fee was also due upon repayment which was paid by the Company.

The Board of Directors, upon the recommendation of the Audit Committee, has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our principal financial officer (or, if the transaction involves the principal financial officer, to the CEO) (either, as applicable, the “Designated Officer”) the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. For purposes of our policy, a related person transaction is generally defined as any transaction involving a related person as defined under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule, without regard to a dollar threshold for such transaction.

If the Designated Officer determines that the transaction is a related person transaction under our policy, the Designated Officer will notify the Chair of the Audit Committee and submit the transaction to the Audit Committee, which will review and determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

●	the extent of the related person’s interest in the transaction;
●	whether the terms are comparable to those generally available in arm’s-length transactions; and
●	whether the related person transaction is consistent with the best interests of the Company.

The related person involved in the related person transaction may participate in the approval/ratification process only to provide additional information as needed for the Audit Committee’s review. If any related person transaction is not approved or ratified by the Audit Committee, the Audit Committee may take such action in respect of the transaction as it may deem necessary or desirable in the best interests of the Company and its shareholders. If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing related person transaction. After initial approval/ratification of the transaction, the Audit Committee will review the related person transaction on a regular basis (at least annually).

The Audit Committee is authorized to administer our related person transactions policy, and may amend, modify and interpret the policy as it deems necessary or desirable. Any material amendments or modifications to the policy will be reported to the full Board of Directors at its next regularly scheduled meeting. In addition, the Audit Committee will conduct a regular review and assessment of the policy.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 5, 2026 by:

●	each of our Named Executive Officers;
●	each of our directors;
●	all of our current directors and executive officers as a group; and
●	each shareholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of August 5, 2026, pursuant to the exercise of options or warrants or conversion of preferred stock or convertible debt are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 125,926,990 shares of common stock outstanding as of August 5, 2026.

Except as indicated in footnotes to this table and pursuant to applicable community property laws, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Jones Soda Co., 1522 Western Avenue, Suite 24150, Seattle, Washington 98101.

	Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	No. of Shares	Securities Currently Exercisable or Within 60 Days		Total Beneficial Ownership		Percent of Total
5% Owners
SOL Verano Blocker 1 LLC(2)	13,704,233	—		13,704,233		10.9%
Executive Officers and Directors
Scott Harvey, Chief Executive Officer	303,030	1,151,515	(3)	1,454,545		1.1%
Brian Meadows, Chief Financial Officer	303,030	568,181	(4)	871,211		*
Darcey Macken, Chief Operating Officer	—	—		—		*
Clive Sirkin, Director	3,162,820	1,312,372	(5)	4,475,192		3.5%
Paul Norman, Director	3,027,763	1,542,372	(6)	4,570,135	(7)	3.6%
Gregg Reichman, Director	1,997,882	450,000	(8)	2,447,882		1.9%
Ronald Dissinger, Director	1,162,610	0	(9)	1,162,610		*
All directors and executive officers as a group (7 persons)(9)	9,169,253	5,024,440		14,981,575		11.4%

*	Less than one percent

(1)	The table is based upon information supplied by such principal shareholders, executive officers and directors.
(2)	Includes 281,345 shares of the Company’s common stock held directly by SOL Global Investments Corp. (“SOL Global”) and 13,422,888 shares of common stock held by SOL Verano Blocker 1 LLC, a wholly-owned subsidiary of SOL Global. Based on a Form 4 filed with the SEC on March 25, 2024.
(3)	Consists of 1,000,000 stock options with an exercise price of $0.31 per share, and 151,515 warrants, with each exercisable into one share of the Company’s common stock at an exercise price of $0.45 per share.
(4)	Consists of (i) 416,666 stock options with an exercise price of $0.167 per share and (ii) 151,515 warrants, with each exercisable into one share of the Company’s common stock at an exercise price of $0.45 per share.
(5)	Consists of 450,000 stock options with an exercise price of $0.209 per share, 640,000 stock options with an exercise price of $0.26 per share, 37,037 stock options with an exercise price of $0.675 per share, 104,690 stock options with an exercise price of $0.2388, per share, and 80,645 stock options with an exercise price of $0.31 per share.
(6)	Consists of 450,000 stock options with an exercise price of $0.209 per share, 870,000 stock options with an exercise price of $0.26 per share, 37,037 stock options with an exercise price of $0.675 per share, 104,690 stock options with an exercise price of $0.2388, per share, and 80,645 stock options with an exercise price of $0.31 per share.
(7)	The securities are owned by Paul Timothy Norman Trust. Paul Norman is the Trustee of Paul Timothy Norman Trust and in such capacity has the right to vote and dispose of the securities held by such trust.
(8)	Consists of 190,000 stock options with an exercise price of $0.209 per share and 260,000 stock options with an exercise price of $0.236, per share.
(9)	Consists of Messrs. Harvey, Norman, Sirkin, Reichman, Dissinger, and Meadows and Ms. Macken.

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LEGAL MATTERS

Unless otherwise indicated, Sheppard, Mullin, Richter, & Hampton LLP, Los Angeles, California will pass upon the validity of the shares of the Resale Shares to be sold in this offering.

EXPERTS

Davidson & Company LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2025, included in our Annual Report on Form 10-K for the year ended December 31, 2025, as set forth in their report dated March 31, 2026, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Davidson & Company LLP’s report, given on their authority as experts in accounting and auditing.

Berkowitz Pollack Brant, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report dated March 31, 2025, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Berkowitz Pollack Brant’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Resale Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Resale Shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, information statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our Company. The address of the SEC website is www.sec.gov.

We also maintain a website at www.jonessoda.com through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our websites is not a part of this prospectus, and the inclusion of our website addresses in this prospectus is an inactive textual reference only.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the shares offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

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8,795,472 Shares of Common Stock

PROSPECTUS

August 12, 2026

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